                                                                     EXHIBIT 2.2

                     [FRESHFIELDS BRUCKHAUS DERINGER LOGO]

                  --------------------------------------------

                           SALE AND PURCHASE AGREEMENT

                  --------------------------------------------

                                  regarding the

                            sale and purchase of the

                               EDH Dental Business

                                    Execution Version EDH SPA - 23 December 2003
                                 by and between

1.    all shareholders of Euro Dental Holding GmbH:

1.1 Permira Europe I LP1, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                              - "EDH SELLER 1" -

1.2 Permira Europe I LP1B, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                              - "EDH SELLER 2" -

1.3 Permira Europe I LP2, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                              - "EDH SELLER 3" -

1.4 Permira Europe I LP3, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                              - "EDH SELLER 4" -

1.5 Permira Europe I LP3B, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                              - "EDH SELLER 5" -

1.6 Permira Europe I LP4, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA; Company No.: 13799

                                                              - "EDH SELLER 6" -

1.7 Permira Europe I LP4B, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                              - "EDH SELLER 7" -

1.8 Permira Europe I LP5, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                              - "EDH SELLER 8" -

1.9 Permira Europe I LP5B, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                              - "EDH SELLER 9" -

1.10 Permira Europe I LP6, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                             - "EDH SELLER 10" -

1.11 Permira Europe I PGGMLP, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                             - "EDH SELLER 11" -

1.12 Permira Europe I Co Invest Scheme, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                             - "EDH SELLER 12" -

1.13 Range Park - Servicos de Consultoria Commercial Sociedade Unipessoal, S.A., with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                             - "EDH SELLER 13" -

1.14 Schroder UK Venture Fund IV Trust, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                             - "EDH SELLER 14" -

1.15 Schroder UK Venture Fund IV LP1, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                             - "EDH SELLER 15" -

1.16 Schroder UK Venture Fund IV LP2, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                             - "EDH SELLER 16" -

1.17 Schroder UK Venture Fund IV Co Investment Scheme, with business address at Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3DA

                                                             - "EDH SELLER 17" -

1.18 Schroder Ventures International Life Sciences Fund LP1, with business address at 875 Third Avenue, 22nd Floor, New York, New York 10022-6225, USA

                                                             - "EDH SELLER 18" -

1.19 Schroder Ventures International Life Sciences Fund LP2, with business address at 875 Third Avenue, 22nd Floor, New York, New York 10022-6225, USA

                                                               - "EDH SELLER 19"

1.20 Schroder Ventures International Life Sciences Fund Trust, with business address at 22 Church Street, Hamilton HM 11, Bermuda

                                                             - "EDH SELLER 20" -

1.21 Schroder Ventures International Life Sciences Fund Co Invest Scheme, with business address at 22 Church Street, Hamilton HM 11, Bermuda

                                                             - "EDH SELLER 21" -

1.22 Metropolitan Life Insurance Company, with business address at 10 Park Avenue, P.O. Box 1902 Morristown NJ 07962-1902, USA

                                                             - "EDH SELLER 22" -

1.23  Franz Scherer, with address at Kamillenweg 2, 50858 Koln, Germany

                                                             - "EDH SELLER 23" -

1.24 Gabriele Mauser, Stephanie Mauser, Philippe Mauser as joint heirs of Ulrich Mauser, each, with address at Merianstra(beta)E 7, 69469 Weinheim, Germany

                                                            - "EDH SELLERS 24" -

1.25 Paul Macdonald, with address at Robert-Schmitt-Stra(beta)e 4, 45884 Gelsenkirchen, Germany

                                                             - "EDH SELLER 25" -

1.26  Theo Haar, with address at Am Langenmarkstein 32 c, 64686 Lautertal,
      Germany

                                                             - "EDH SELLER 26" -

1.27  Michael Geil, with address at Nu(beta)allee 25, 64625 Bensheim, Germany

                                                             - "EDH SELLER 27" -

1.28 Uwe Meyer, with address at Darmstadter Stra(beta)e 221, 64625 Bensheim, Germany

                                                             - "EDH SELLER 28" -

1.29  Franz Stuber, with address at Werrastra(beta)e 24, 64625 Bensheim, Germany

                                                             - "EDH SELLER 29" -

1.30  Jan Siefert, with address at Bibliserstra(beta)e 1, 64683 Einhausen,
      Germany

                                                             - "EDH SELLER 30" -

1.31  Gerhard Loewen, with address at Im Bollerts 16, 64646 Heppenheim, Germany

                                                             - "EDH SELLER 31" -

1.32 Christoph Gusenleitner, with address at Josef-Keilberth-Stra(beta)e 1, 82031 Grunwald, Germany

                                                             - "EDH SELLER 32" -

1.33  Regina Kuhnert, with address at Goethestra(beta)e 14, 01454 Radeberg,
      Germany

                                                             - "EDH SELLER 33" -

1.34  Ingeborg Klaus, with address at Muhltalstra(beta)e 9, 64625 Bensheim,
      Germany

                                                             - "EDH SELLER 34" -

1.35  Dr. Joachim Pfeiffer, with address at Jakobsweg 21, 64625 Bensheim,
      Germany

                                                             - "EDH SELLER 35" -

1.36  Walter Petersohn, with address at Auf der Au 17, 64625 Bensheim, Germany

                                                             - "EDH SELLER 36" -

1.37  Peter Jung, with address at Grunerstrasse 13, 40239 Dusseldorf, Germany

                                                             - "EDH SELLER 37" -

1.38 Simone Blank, with address at Ernst-Ludwig-Promenade 15, 64625 Bensheim, Germany

                                                             - "EDH SELLER 38" -

1.39  Tilo Ploger, with address at Albert-Schweizer-Ring 2, 82256
      Furstenfeldbruck, Germany

                                                             - "EDH SELLER 39" -

1.40 Norbert Orth, with address at An den Tannen 23, 64546 Morfelden-Walldorf, Germany

                                                             - "EDH SELLER 40" -

1.41  Wolfgang Ni(beta)ing, with address at Dorkesdyck 20, 47661 Issum, Germany

                                                             - "EDH SELLER 41" -

1.42 Rainer Tonies, with address at Vogelsbergstra(beta)e 4, 63571 Gelnhausen, Germany

                                                             - "EDH SELLER 42" -

1.43  Reinhold Kuhn, with address at Am Obertor 9, 63654 Budingen, Germany

                                                             - "EDH SELLER 43" -

1.44 VILAO - Trading E Marketing LDA, with business address at Rua dos Murcas 88, 9000-058 Funchal, Madeira

                                                             - "EDH SELLER 44" -

      - EDH Seller in items 1.1 through 1.44 are collectively referred to as "EDH SELLERS" -

2. Schroder Associati s.r.l., with business address at Corso Europa, 12, 20122 Milan, Italy

                                                              - "KRUGG SELLER" -

- on the one side -

3. Blitz HH 02-650 GmbH, with business address at Am Neumarkt 34, 22041 Hamburg, Germany

                                                             - "EDH PURCHASER" -

4. Henry Schein (Hager) GmbH, with business address at Am Neumarkt 34, 22041 Hamburg, Germany,

                                                           - "KRUGG PURCHASER" -

5. Henry Schein Europe Inc., with business address at 135 Duryea Road, Melville, New York 11747, USA,

                                                            - "LOAN PURCHASER" -

6. Henry Schein, Inc., with business address at 135 Duryea Road, Melville, New York 11747, USA

                                                              - "HENRY SCHEIN" -

- on the other side -

        - EDH Sellers and Krugg Seller are collectively referred to as "SELLERS" and individually as "SELLER", ; EDH Purchaser and Krugg Purchaser are
       collectively referred to as "SHARE PURCHASERS" and individually as "SHARE PURCHASER", Share Purchasers and Loan Purchaser are collectively referred to as "PURCHASERS" and individually as "PURCHASER"; EDH Purchaser, Krugg
            Purchaser, Loan Purchaser, Henry Schein and Sellers are individually referred to as a "PARTY" and collectively as "PARTIES" -

                                TABLE OF CONTENTS

CLAUSE                                                                                                   PAGE
PREAMBLE..............................................................................................     9
     Section 1 Corporate Structure....................................................................    10
     Section 2 Financial Debt.........................................................................    13
     Section 3 Sale and Purchase of Shares and Shareholder Loans......................................    18
     Section 4 Purchase Price.........................................................................    18
     Section 5 Economic Transfer Date / Signing Date / Closing Date / Closing.........................    21
     Section 6 Sellers' Guarantees....................................................................    30
     Section 7 Purchaser's Guarantees.................................................................    42
     Section 8 Remedies...............................................................................    43
     Section 9 Expiration of Claims / Limitation of Claims............................................    50
     Section 10 Sellers' Covenant.....................................................................    51
     Section 11 Indemnity.............................................................................    52
     Section 12 Restriction of Announcement / Cooperation / Confidentiality / Non-competition
     and Non-solicitation.............................................................................    52
     Section 13 Notices / Exercise of Rights..........................................................    54
     Section 14 Miscellaneous.........................................................................    55
     Section 15 Exhibits / Disclosure Schedules / Definitions.........................................    60

PREAMBLE

(A) EDH Sellers are the sole shareholders of Euro Dental Holding GmbH, a limited liability company organised under German law, registered in the Commercial Register maintained at the Lower Court of Offenbach am Main under registration number HRB 34839 and having its legal domicile in Langen/Hessen, Germany ("EDH"), which through its direct and indirect subsidiaries ("EDH GROUP"), is engaged in the trading and distribution of dental products in Germany and Italy ("EDH DENTAL BUSINESS").

      EDH and the Krugg Seller are the sole shareholders of Krugg S.p.A., a company of the EDH Group, holding 99 % and 1 % of the stated capital, respectively.

      A corporate chart of the EDH Group is attached as Exhibit A.

(B) Sellers are interested to sell and transfer all of their shares in EDH and, in case of the Krugg Sellers, in Krugg S.p.A. as well as all shareholder loans granted to EDH to Purchasers and Purchasers are interested to acquire such shares and shareholder loans from Sellers upon the terms and conditions of this sale and purchase agreement including its exhibits and schedules ("AGREEMENT").

(C) In addition to acquiring the shares in EDH and in Krugg S.p.A., EDH Purchaser, Loan Purchaser and Henry Schein will enter into a sale and purchase agreement ("DEMEDIS AGREEMENT") to acquire all shares in demedis GmbH a limited liability company organised under German law, registered in the Commercial Register maintained at the Lower Court of Offenbach am Main under registration number HRB 34827 and having its legal domicile in Langen/Hessen, Germany ("DEMEDIS"), which through its direct and indirect subsidiaries is engaged in the trading and distribution of dental products in Germany, The Netherlands, Belgium, Luxembourg and Austria ("DEMEDIS GROUP").

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

                                    SECTION 1
                               CORPORATE STRUCTURE

1.1 EDH SHARES. EDH Sellers hold the following shares in the following nominal amounts in EDH ("EDH SHARES"):

                                                                   NOMINAL AMOUNT OF SHARE IN EURO (EACH
SHAREHOLDER                                                          SHAREHOLDER ONLY HOLDS ONE SHARE)
--------------------------------------------------------------------------------------------------------
Permira Europe I LP1                                                               85,050
Permira Europe I LP1B                                                              51,150
Permira Europe I LP2                                                               57,550
Permira Europe I LP3                                                               55,100
Permira Europe I LP3B                                                              55,100
Permira Europe I LP4                                                               40,800
Permira Europe I LP4B                                                              82,600
Permira Europe I LP5                                                               64,850
Permira Europe I LP5B                                                              78,850
Permira Europe I LP6                                                               50,050
Permira Europe I PGGMLP                                                            78,850
Permira Europe I Co Invest Scheme                                                   2,850
Range Park - Servicos de Consultoria Commercial
Sociedade Unipessoal, S.A                                                          42,000
Schroder UK Venture Fund IV Trust                                                  17,850
Schroder UK Venture Fund IV LP1                                                    18,800
Schroder UK Venture Fund IV LP2                                                     8,100
Schroder UK Venture Fund IV Co Invest Scheme                                          400
Schroder Ventures International Life Sciences Fund LP1                             22,250
Schroder Ventures International Life Sciences Fund LP2                              4,900
Schroder Ventures International Life Sciences Fund Trust                            7,900
Schroder Ventures International Life Science Co Invest Scheme                         200

Metropolitan Life Insurance Company                                                56,150
Franz Scherer                                                                       5,000
Gabriele Mauser, Philippe Mauser, Stephanie Mauser
as joint heirs of Ulrich Mauser who deceased in
September 2003                                                                      5,000
Paul Macdonald                                                                     10,000
Theo Haar                                                                             500
Michael Geil                                                                          600
Uwe Meyer                                                                             300
Franz Stuber                                                                          500
Jan Siefert                                                                           500
Gerhard Loewen                                                                        500
Christoph Gusenleitner                                                                300
Regina Kuhnert                                                                        100
Ingeborg Klaus                                                                        300
Dr. Joachim Pfeiffer                                                                  200
Walter Petersohn                                                                      100
Peter Jung                                                                          9,950
Simone Blank                                                                        1,100
Tilo Ploger                                                                         2,000
Norbert Orth                                                                        3,000
Wolfgang Ni(beta)ing                                                                1,000
Rainer Tonies                                                                       5,000
Reinhold Kuhn                                                                       5,000
VILAO - Trading E Marketing LDA                                                    67,700

1.2 KRUGG SELLER SHARES. Krugg Seller holds 300,000 shares in the nominal amounts of EUR 0.52 each (which together represent 1 % of the total registered share capital in the nominal amount of EUR 15,600,000) in Krugg S.p.A. ("KRUGG SELLER SHARES"), a limited liability company organised under Italian law, registered in the Commercial Register maintained in Milan under registration number 13088630150 and having its legal domicile in Milan, Italy ("KRUGG").

1.3   DIRECT SUBSIDIARIES. EDH holds shares in the following companies:

      1.3.1 one share in the nominal amount of EUR 1,000,000 (which represents 100 % of the total registered share capital) in DentalMV GmbH (formerly M + W Dental Beteiligungsgesellschaft mbH) ("DENTALMV SHARE"), a limited liability company organised under German law, registered in the Commercial Register maintained at the Lower Court of Friedberg/Hessen under registration number HRB 3753 and having its legal domicile in

            Budingen, Germany ("DENTALMV");

      1.3.2 29,700,000 shares in the nominal amount of EUR 0.52 each (which together represent 99 % of the total registered share capital in the amount of EUR 15,600,000) in Krugg; and

      1.3.3 one share in the nominal amount of EUR 25,000 (which represents 100 % of the total registered share capital) in DentraNet GmbH ("DENTRANET SHARE"), a limited liability company organised under German law, registered in the Commercial Register maintained at the Lower Court of Munich under registration number HRB 138230 and having its legal domicile in Munich, Germany ("DENTRANET").

            (DentalMV, Krugg and DentraNet are hereinafter collectively referred to as the "DIRECT SUBSIDIARIES".)

1.4 INDIRECT SUBSIDIARIES. The Direct Subsidiaries and their respective direct or indirect subsidiaries hold shares and partnership interests in the following companies and partnerships:

      1.4.1 DentalMV holds shares and partnership interests in the following com-panies and partnerships:

            (i) one share in the nominal amount of EUR 25,000 (which represents 100 % of the total registered share capital) in M + W Dental Verwaltungsgesellschaft mbH, a limited liability company organised under German law, registered in the Commercial Register maintained at the Lower Court of Friedberg/Hessen under registration number HRB 3756 and having its legal domicile in Budingen, Germany ("M + W VERWALTUNG");

            (ii) one limited partnership interest (Kommanditanteil) in the amount of DM 299,500 (which represents 99,833 % of the total registered liability capital (eingetragenes Haftkapital) in M + W Dental Muller & Weygandt GmbH & Co. KG, a limited partnership organised under German law, registered in the Commercial Register maintained at the Lower Court of Friedberg/Hessen under registration number HRA 2186 and having its legal domicile in Budingen, Germany ("M + W KG");

            1.4.2 M + W Verwaltung holds one capital interest (Kapitalanteil) as general partner (Komplementar) in the nominal amount of DM 500 (which represents 0,167 % of the total registered liability capital (eingetragenes Haftkapital)) in M + W KG.

      (M + W Verwaltung and M + W KG are hereinafter collectively referred to as the "INDIRECT SUBSIDIARIES"; EDH, the Direct Subsidiaries and the Indirect Subsidiaries are collectively referred to as the "COMPANIES" and, individually, as "COMPANY"; the shares and partnership interests directly or indirectly held by the Direct Subsidiaries and the Indirect Subsidiaries in the Direct and Indirect Subsidiaries are hereinafter collectively referred to as the "INDIRECT SHARES"; the EDH Shares, the Krugg Seller Shares and Indirect Shares are collectively referred to as the "SHARES".)

                                   SECTION 2
                                 FINANCIAL DEBT

2.1 SHAREHOLDER LOANS. The following EDH Sellers have granted to EDH the following shareholder loans with the outstanding principal amounts stated below and accruing interest at a variable interest rate of EURIBOR plus 2 %:

                                                                                   PRINCIPAL AMOUNT outstanding
                                                                                    in Euro (including accrued
                                              PRINCIPAL AMOUNT outstanding in      and unpaid interest as of the
LENDER                                        Euro (without accrued interest)        Economic Transfer Date)
----------------------------------------------------------------------------------------------------------------
Permira Europe I LP1                                    2,424,586.08                       2,885,028.06
Permira Europe I LP1B                                   1,458,123.03                       1,735,028.46
Permira Europe I LP2                                    1,640,739.60                       1,952,324.90
Permira Europe I LP3                                    1,570,502.46                       1,868,749.35
Permira Europe I LP3B                                   1,570,502.46                       1,868,749.35
Permira Europe I LP4                                    1,163,127.04                       1,384,011.14
Permira Europe I LP4B                                   2,354,348.94                       2,801,452.51
Permira Europe I LP5                                    1,848,641.53                       2,199,708.53
Permira Europe I LP5B                                   2,247,588.49                       2,674,417.67
Permira Europe I LP6                                    1,427,218.69                       1,698,255.22
Permira Europe I PGGMLP                                 2,247,588.49                       2,674,417,67
Permira Europe Co Invest Scheme                            81,475.08                          96,947.64

Range Park - Servicos de                                1,196,840.87                       1,424,127.41
Consultoria Commercial Sociedade
Unipessoal, S.A
Schroder UK Venture Fund IV Trust                         508,516.90                         605,087.00
Schroder UK Venture Fund IV LP1                           536,611.75                         638,517.22
Schroder UK Venture Fund IV LP2                           230,377.81                         274,127,80
Schroder UK Venture Fund IV Co                             11,237.94                          13,372.09
Invest Scheme
Schroder Ventures International                           634,943.75                         755,522.99
Life Sciences Fund LP1
Schroder Ventures International                           140,474.27                         167,151.09
Life Sciences Fund LP2
Schroder Ventures International                           224,758.85                         267,441.77
Life Sciences Fund Trust
Schroder Ventures International                             5,618.97                           6,686.04
Life Sc. Co Invest Scheme
Metropolitan Life Insurance Company                     1,601,406.80                       1,905,522.59
VILAO                                                   1,930,116.58                       2,296,656.13
-Trading E Marketing LDA
Aggregate amounts                                      27,055,346.39                      32,193,302.63

      (The above shareholder loans are hereinafter collectively referred to as "SHAREHOLDER LOANS"; the shareholders who have granted the Shareholder Loans are hereinafter collectively referred to as "SHAREHOLDER LENDERS"; the loan agreements on the basis of which the Shareholder Loans have been granted (as amended) are hereinafter collectively referred to as "SHAREHOLDER LOAN AGREEMENTS".) The Shareholder Loans have been fully paid out.

2.2   BANK DEBT

      2.2.1 EDH SENIOR FACILITY. Under a certain senior facility and working capital facility agreement dated 20 December 1999 (as amended) ("EDH SENIOR FACILITY AGREEMENT") EDH and DentalMV have been granted a senior loan facility at varying interest rates ("EDH SENIOR FACILITY") by Bayerische Hypo- und Vereinsbank AG and The Royal Bank of Scotland ("EDH SENIOR LENDERS"). In order to secure the claims of the EDH Senior Lenders under the EDH Senior Facility Agreement, certain security has been granted to the EDH Senior Lenders. As of the Economic Transfer Date (as defined in Section 5.1.3) the principal plus accrued and unpaid interest outstanding under the EDH Senior Facility amounted to EUR 17,383,923.96 (in words: Euro seventeen million three hundred eighty three thousand nine hundred twenty three and ninety six cents) ("EDH SENIOR FACILITY AMOUNT").

      2.2.2 MEZZANINE FACILITY I. Under a certain mezzanine loan agreement dated 20 December 1999 (as amended) ("MEZZANINE LOAN AGREEMENT I") DentalMV has been granted a mezzanine loan facility at varying interest rates ("MEZZANINE FACILITY I") by Pricoa Private Capital Partners, C., L.P., which has subsequently been taken over by The Royal Bank of Scotland as lender ("MEZZANINE LENDER I"). In order to secure the claims of the Mezzanine Lender I under the Mezzanine Loan Agreement I, certain security has been granted to the Mezzanine Lender I. As of the Economic Transfer Date the principal plus accrued and unpaid interest outstanding under the Mezzanine Facility I amounted to EUR 21,075,491.14 (in words: twenty one million seventy five thousand four hundred ninety one and fourteen cents) ("MEZZANINE FACILITY AMOUNT I").

      2.2.3 MEZZANINE FACILITY II. Under a certain mezzanine loan agreement dated 17 May 2000 (as amended) ("MEZZANINE LOAN AGREEMENT II") DentalMV has been granted a mezzanine loan facility at varying interest rates ("MEZZANINE FACILITY II") by Pricoa Private Capital Partners, C., L.P. ("MEZZANINE LENDER II") which has been assumed by EDH as new borrower under an amendment agreement dated 14 November 2000. In order to secure the claims of the Mezzanine Lender II under the Mezzanine Loan Agreement II, certain security has been granted to the Mezzanine Lender II. As of the Economic Transfer Date the principal plus accrued and unpaid interest outstanding under the Mezzanine Facility II amounted to EUR 4,691,838.97 (in words: four million six hundred thousand ninety one eight hundred thirty eight and ninety seven cents) ("MEZZANINE FACILITY AMOUNT II").

      2.2.4 MEZZANINE FACILITY III. Under a certain mezzanine loan agreement dated 9 October 2000 ("MEZZANINE LOAN AGREEMENT III") EDH has been granted mezzanine loan facility at varying interest rates ("MEZZANINE FACILITY III") by

            Mezzanine Lender II. As of the Economic Transfer Date the principal plus accrued and unpaid interest outstanding under the Mezzanine Facility III amounted to EUR 286,346.23 (in words: two hundred eighty six thousand three hundred forty six and twenty three cents) ("MEZZANINE FACILITY AMOUNT III").

      2.2.5 KRUGG FACILITIES. Under a certain senior facility agreement dated 20 December 2001 (as amended), a certain working capital facility agreement dated 24 May 2001 (as amended) and certain other working capital facilities ("KRUGG FACILITY AGREEMENTS") Krugg has been granted a senior loan facility and certain working capital facilities at varying interest rates ("KRUGG FACILITIES") by Banca IntesaBci MedioCredito S.p.A. and other banks ("KRUGG Lenders"). In order to secure the claims of the Krugg Lenders under the Krugg Facility Agreements, certain security has been granted to the Krugg Lenders. As of the Economic Transfer Date the principal plus accrued and unpaid interest outstanding under the Krugg Facilities amounted to EUR 22,934,707.45 (in words: Euro twenty two million nine hundred thirty four thousand seven hundred seven and forty five cents) ("KRUGG FACILITY AMOUNT").

      (The EDH Senior Facility, the Mezzanine Facility I, the Mezzanine Facility II, the Mezzanine Facility III and the Krugg Facilities are hereinafter collectively referred to as "BANK DEBT".)

2.3 REPAYMENT OF BANK DEBT. The Parties agree that the Bank Debt shall be repaid by EDH Purchaser as set out below.

      Except as modified by Section 2.4, on the Closing Date (as defined in Section 5.1.3) EDH Purchaser shall:

      2.3.1 pay the outstanding principal plus accrued and unpaid interest as well as any prepayment and all other charges in respect of the EDH Senior Facility as of the Closing Date ("EDH SENIOR FACILITY REPAYMENT AMOUNT") in discharge of all payment obligations under the EDH Senior Facility as set forth in Section 5.4.3;

      2.3.2 pay the outstanding principal plus accrued and unpaid interest as well as any prepayment and all other charges in respect of the Mezzanine Facility I as of the Closing Date ("MEZZANINE FACILITY I REPAYMENT AMOUNT") in discharge of all payment obligations under the Mezzanine Facility I as set forth in Section 5.4.4;

      2.3.3 pay the outstanding principal plus accrued and unpaid interest as well as any prepayment and all other charges in respect of the Mezzanine Facility II as of the Closing Date ("MEZZANINE FACILITY II REPAYMENT AMOUNT") in discharge of all payment obligations under the Mezzanine Facility II as set forth in Section 5.4.5;

      2.3.4 pay the outstanding principal plus accrued and unpaid interest as well as prepayment and all other charges in respect of the Mezzanine Facility III as of the Closing Date ("MEZZANINE FACILITY III REPAYMENT AMOUNT") in discharge of all payment obligations under the Mezzanine Facility III as set forth in Section 5.4.6;

      2.3.5 pay the outstanding principal plus accrued and unpaid interest as well as prepayment and all other charges in respect of the Krugg Facilities as of the Closing Date ("KRUGG FACILITIES REPAYMENT AMOUNT") in discharge of all payment obligations under the Krugg Facilities as set forth in Section 5.4.7.

      Without undue delay following the satisfaction of the Closing Condition (as defined in Section 5.2), but in any event not later than three (3) Business Days thereafter, Sellers shall notify EDH Purchaser in writing of the EDH Senior Facility Repayment Amount, the Mezzanine Facility I Repayment Amount, the Mezzanine Facility II Repayment Amount, the Mezzanine Facility III Repayment Amount and the Krugg Facility Repayment Amount.

2.4 ASSUMPTION OF BANK DEBT. Instead of repaying the entire Bank Debt on the Closing Date, EDH Purchaser or Sellers in respect of the Krugg Facilities may also request from the respective other Party in writing that the relevant Bank Debt which does not need to be repaid on the Closing Date due to the exercise of a change-of-control right or other agreement between the relevant lenders and borrowers stays within the EDH Group ("DEBT ASSUMPTION REQUEST", such part of the Bank Debt that will not be repaid "ASSUMED BANK DEBT"). The Debt Assumption Request can only be issued before the relevant Companies have agreed with the relevant lenders to repay the relevant Bank Debt on the Closing Date or are required to repay the relevant Bank Debt on the Closing Date for any other reason and in no event later than five (5) Business Days (as defined in Section 14.6) prior to the Closing Date. A Debt Assumption Request issued by EDH Purchaser shall include a confirmation by the relevant lender(s) of the Assumed Bank Debt that it/they agree that the Assumed Bank Debt stays within the relevant Company. In case a valid Debt Assumption Request has been issued, EDH Purchaser will not be required to repay the Assumed Bank Debt as set forth in the relevant Sections 5.4.3 to 5.4.7 on the Closing Date and Sellers will not need to deliver the relevant release and discharge of debt or other confirmations in relation to the Assumed Bank Debt as set forth in the relevant Sections 5.4.12 to 5.4.16.

                                    SECTION 3
                SALE AND PURCHASE OF SHARES AND SHAREHOLDER LOANS

3.1 OBJECT OF SALE AND PURCHASE. Subject to the terms and conditions of this Agreement,

      3.1.1 Krugg Seller hereby sells to Krugg Purchaser the Krugg Seller Shares and Krugg Purchaser hereby purchases from Krugg Seller the Krugg Seller Shares, provided however, that the Parties agree that the signing of this Agreement shall in no event be treated as a transfer of title of the Krugg Seller Shares under Italian law;

      3.1.2 EDH Sellers hereby sell the EDH Shares to EDH Purchaser and EDH Purchaser hereby purchases from EDH Sellers the EDH Shares; and

      3.1.3 Shareholder Lenders hereby sell the Shareholder Loans to Loan Purchaser and Loan Purchaser hereby purchases from Shareholder Lenders the Shareholder Loans. (The EDH Shares, the Krugg Seller Share and the Shareholder Loans are hereinafter collectively referred to as the "SOLD ASSETS")

3.2 RIGHTS AND OBLIGATIONS ATTACHED TO THE SOLD ASSETS. The Sold Assets are sold to Purchasers with all rights and obligations attached thereto as from the Economic Transfer Date including the right to receive the interest accrued on the Shareholder Loans and the right to receive all dividends in respect of the EDH Shares and the Krugg Seller Shares relating to periods as from the Economic Transfer Date.

3.3 CONSENT REQUIREMENTS. All consents required under the articles of association of EDH and Krugg to effect the sale and transfer of the EDH Shares and the Krugg Seller Shares have been, or shall have been duly obtained prior to, or on the Closing Date. The consent of EDH for the transfer of the Shareholder Loans is attached hereto as Exhibit 3.3.

                                    SECTION 4
                                 PURCHASE PRICE

4.1 PURCHASE PRICE. The aggregate purchase price for the Sold Assets (the "PURCHASE PRICE") is EUR 139,606,434.44 (in words: Euro one hundred thirty nine million six hundred six thousand four hundred thirty four and forty four cents. The Purchase Price shall be fixed and not be subject to any adjustments unless otherwise set forth in this Agreement.

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                                       19

4.2 PAYMENT AMOUNT / HOLDBACK ESCROW AMOUNT. The Purchase Price shall consist of a portion of EUR 129,606,434.44 (in words: Euro one hundred twenty nine million six hundred six thousand four hundred thirty four and forty four cents) ("PAYMENT AMOUNT") and EUR 10,000,000 (in words: Euro ten million), subject to Section 5.4.2 in connection with Section 5.9, ("HOLDBACK ESCROW AMOUNT").

4.3 PURCHASE PRICE INTEREST. The Purchase Price shall bear interest at a rate of six per cent (6%) p.a. as from and including the Economic Transfer Date until and including the Closing Date ("PURCHASE PRICE INTEREST"), provided, however, that in case of a Down Payment in accordance with
      Section 4.3a, the amount subject to interest pursuant to this Section shall be, as from the Down Payment Date, reduced to the Purchase Price minus the Down Payment.

4.3a DOWN PAYMENT. Purchasers shall make a down payment in the amount of EUR 10,000,000 (in words: Euro ten million) to the Escrow Account (as defined in the Escrow Agreement) on January 20, 2004 ("DOWN PAYMENT") if the Closing has not yet occurred by this date ("DOWN PAYMENT DATE").

4.4 PURCHASE PRICE AND PURCHASE PRICE INTEREST ALLOCATION. The Parties agree that the Purchase Price and the Purchase Price Interest shall be allocated to the EDH Shares, the Krugg Seller Shares and the Shareholder Loans as set out in Exhibit 4.4.

4.5 PAYMENT OF PAYMENT AMOUNT / PURCHASE PRICE INTEREST. On the Closing Date, Purchasers shall pay the Payment Amount (minus the Down Payment if already paid in accordance with Section 4.3a) and the Purchase Price Interest into the Sellers' Account (as defined in Section 4.7) pursuant to Section 5.4.1.

4.6 PAYMENT OF HOLDBACK ESCROW AMOUNT. On the Closing Date, Purchasers shall pay the Holdback Escrow Amount to the escrow agent under the Escrow Agreement (as defined in Section 4.10) ("ESCROW AGENT") in accordance with
      Section 5.4.2.

4.7 SELLERS' ACCOUNT. Except for the Holdback Escrow Amount and the Down Payment, all payments owed by Purchasers to Sellers under this Agreement, including the Purchase Price and the Purchase Price Interest, shall be paid by Purchasers in immediately available funds free of any charges, taxes or other deductions by wire transfer to Sellers' bank account, the details of which will be notified in writing by Sellers to Purchasers at the latest five (5) Business Days prior to the Closing Date ("SELLERS' ACCOUNT").

4.8 DEFAULT INTEREST. If Purchasers fail to pay the Purchase Price or the Purchase Price Interest on the Closing Date (in accordance with Section 5.4.1), with value (Wertstellung) prior to 5:00 p.m. Central European Time or to make any other payment when due under this Agreement, interest at the rate of 600 basis points above EURIBOR as from and including the relevant due date until, and including, the date of payment shall become due and payable on the relevant due date, without prejudice to any other rights and remedies of Sellers arising from such failure.

4.9 NO RETENTION OR SET-OFF. Purchasers shall not be entitled to exercise a right of set-off (Aufrechnung) or retention (Zuruckbehaltungsrecht) with respect to its obligations to pay the Purchase Price and Purchase Price Interest or to make any other payments under this Agreement, unless Purchasers' claim on which Purchasers have based their right of set-off or retention has been acknowledged by Sellers in writing or has been determined by a final and non-appealable court judgement or arbitral award, as the case may be.

4.10 RELEASE OF HOLDBACK ESCROW AMOUNT. The Holdback Escrow Amount shall be released to Sellers and/or Purchasers, as the case may be, in accordance with the escrow agreement to be entered into prior to 20 January 2003 or the Closing (whichever occurs earlier) and substantially in the form as set forth in Exhibit 4.10 ("ESCROW AGREEMENT").

4.11 FUTURE CAPITAL SUPPLY AND FINANCING. Purchasers are aware that the EDH Group, besides its bank credit lines, depends on capital supply and financing by its shareholders which is presently provided by the Shareholder Loans. With effect as of the Closing Date, Sellers have no continuing responsibility to provide capital or financing to the EDH Group; rather, the capital supply and financing of the EDH Group will be assumed, as of the Closing Date, by Purchasers.

4.12 PAYMENT GUARANTEE. At any time prior to the Closing Date, Purchasers will, upon written request of Sellers, deliver an unconditional and irrevocable guarantee payable on first written demand for the obligations of Purchasers to pay the Purchase Price and the Purchase Price Interest (less the Down Payment if already paid in accordance with Section 4.3a) under, or in connection with, this Agreement issued by a German saving institution (Sparkasse) or a Standard & Poor's AA or better rated German or US bank of international standing ("PAYMENT GUARANTEE"). Sellers' will bear the costs of the guarantee fee (Avalprovision) for the Payment Guarantee, provided, however, that the costs need to be agreed by Sellers before delivery of the Payment Guarantee and provided further that Purchasers will have no obligation to deliver the Payment Guarantee if Sellers cannot agree on the relevant costs.

                                    SECTION 5
 ECONOMIC TRANSFER DATE / SIGNING DATE / CLOSING DATE / REFERENCE DATE / CLOSING

5.1 DEFINITIONS. Economic Transfer Date, Signing Date, Closing Date and Reference Date shall have the following meanings in this Agreement:

      5.1.1 "ECONOMIC TRANSFER DATE" shall be 30 September 2003, 24:00 o'clock;

      5.1.2 "SIGNING DATE" shall be the day on which this Agreement has been duly executed before a notary public;

      5.1.3 "CLOSING DATE" shall be the day defined in Section 5.4;

      5.1.4 "REFERENCE DATE " shall be 23 December 2003.

5.2 CLOSING CONDITION. The transactions contemplated under this Agreement (the "TRANSACTION") shall be completed (erfullt) pursuant to Section 5.4 below only if (a) the Federal Cartel Office (Bundeskartellamt) has notified Sellers or Purchasers that the Transaction does not fulfil the prohibition prerequisites of Sec. 36 (1) of the Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen, GWB) or (b) the one month period pursuant to Sec. 40 (1) sentence 1 GWB has expired, unless the Federal Cartel Office has stated to enter into an examination of the Transaction in accordance with Sec. 40 (1) sentence 1 GWB or (c) the Federal Cartel Office has cleared the Transaction pursuant to Sec. 40 (2) sentence 1 GWB or (d) the examination period set forth in Sec. 40 (2) sentences 2 and 3 GWB has expired, unless the Federal Cartel Office has issued a decision to prohibit the Transaction.

      (The condition precedent listed in Section 5.2 is hereinafter referred to as "CLOSING CONDITION".)

      The Parties shall inform each other in writing without undue delay as soon as the Closing Condition has been fulfilled.

5.3   MERGER CONTROL AND OTHER GOVERNMENTAL FILINGS.

      5.3.1 The Parties shall make all reasonable endeavours and render to each other all reasonably necessary support and cooperation to ensure that the Closing Condition is fulfilled as soon as possible after the Signing Date. In particular, Purchasers shall ensure that any filings to be made pursuant to Section 5.2 with the German Federal Cartel Office and the relevant filing with the Italian merger control authorities will be made within five (5) Business Days after the Signing Date unless the applicable laws and regulations require an earlier filing, and in such case the filing shall be made at the earlier date. Although each Party remains responsible for preparing and making its own required filings, Sellers and Purchasers shall fully cooperate with one another in preparing and making the relevant filings and in furnishing all information required in connection therewith. Purchasers shall fully involve Sellers in any proceedings with the relevant merger control authorities, in particular Purchasers shall (i) not take any actions in respect of the relevant merger control filings or contact the merger control authorities without Sellers' prior consultation, (ii) provide Sellers with all reasonable information on the filing(s), allow Sellers, at their request, to attend all meetings or other contacts with the merger control authorities without getting actively involved in such contacts and meetings, (iii) promptly notify Sellers about any contacts planned or made, actions planned or taken or information received in respect of any relevant merger control filings or contacts with any merger control authorities and
            (iv) provide Sellers with all relevant documents related thereto.

      5.3.2 Purchasers shall undertake or cause to be undertaken all reasonable steps necessary to remove any impediments, restrictions, or conditions that may affect the timely satisfaction of the Closing Conditions set forth in Section 5.2.1, however, Purchasers shall not be obliged to dispose of any of their assets or any assets of their Affiliates.

5.4 CLOSING ACTIONS. The consummation of the Transaction ("CLOSING") shall take place six (6) Business Days after the Closing Condition has been fulfilled at the offices of Freshfields Bruckhaus Deringer, Taunusanlage 11, 60329 Frankfurt am Main, Germany, starting at 9.00 a.m., or at such place, day and time as agreed between the Parties ("CLOSING DATE"). On the Closing Date and subject to Sections 2.4 and 5.9, the Parties shall take, or cause to be taken, the following actions ("CLOSING ACTIONS") which shall be taken in the order set forth below and which shall be deemed to have been taken simultaneously (Zug um Zug):

      5.4.1 Purchasers shall pay the Payment Amount and the Purchase Price Interest (minus the Down Payment, if already paid in accordance with Section 4.3a, and minus the portion of the Purchase Price attributed to the Krugg Seller Shares in accordance with Exhibit 4.4 ("RETAINED KRUGG PURCHASE PRICE") if the provisions of Section 5.9 apply in respect of the Krugg Seller Shares) in immediately available funds free of any charges, taxes or other deductions by wire transfer to Sellers' Account;

      5.4.2 Purchasers shall pay the Holdback Escrow Amount (minus the amount allocated to the Krugg Seller liability set forth in Exhibit 8.5 ("RETAINED KRUGG ESCROW AMOUNT") if the provisions of Section 5.9 apply in respect of the Krugg Seller Shares) in immediately available funds free of any charges, taxes or other deductions by wire transfer to the Escrow Agent's account as set forth in the Escrow Agreement ("ESCROW ACCOUNT");

      5.4.2a Sellers and Purchasers shall instruct in writing the Escrow Agent to (i) release the Down Payment and (ii) pay the amount of the Down Payment in immediately available funds free of any charges, taxes or other deductions by wire transfer to Sellers' Account;

      5.4.3 EDH Purchaser shall pay the EDH Senior Facility Repayment Amount in immediately available funds free of any charges, taxes or other deductions by wire transfer to the EDH Senior Lenders. The payment shall be made to a bank account to be notified in writing by the Sellers to EDH Purchaser at the latest 5 (five) Business Days prior to the Closing Date ("EDH SENIOR LENDERS' ACCOUNT");

      5.4.4 EDH Purchaser shall pay the Mezzanine Facility I Repayment Amount in immediately available funds free of any charges, taxes or other deductions by wire transfer to the Mezzanine I Lender. The payment shall be made to a bank account to be notified in writing by the Sellers to EDH Purchaser at the latest 5 (five) Business Days prior to the Closing Date ("MEZZANINE I LENDER'S ACCOUNT");

      5.4.5 EDH Purchaser shall pay the Mezzanine Facility II Repayment Amount in immediately available funds free of any charges, taxes or other deductions by wire transfer to the Mezzanine II Lender. The payment shall be made to a bank account to be notified in writing by the Sellers to EDH Purchaser at the latest 5 (five) Business Days prior to the Closing Date ("MEZZANINE II LENDER'S ACCOUNT");

      5.4.6 EDH Purchaser shall pay the Mezzanine Facility III Repayment Amount in immediately available funds free of any charges, taxes or other deductions by wire transfer to the Mezzanine II Lender's Account;

      5.4.7 EDH Purchaser shall pay the Krugg Facilities Repayment Amount in immediately available funds free of any charges, taxes or other deductions by wire transfer to the Krugg Lenders'. The payment shall be made to a bank account to be notified in writing by the Sellers to EDH Purchaser at the latest 5 (five) Business Days prior to the Closing Date ("KRUGG LENDERS' ACCOUNT");

      5.4.8 Sellers shall revoke Norbert Orth's position as managing director of EDH and grant discharge of his duties (Entlastung erteilen) for the time of his service as managing director of EDH up to and including the Closing Date (unless the Demedis Agreement will be consummated at the same time as or earlier than this Agreement) and shall procure that Norbert Orth's (unless the Demedis Agreement will be consummated at the same time as or earlier than this Agreement) and Flavio Abbondati's positions as members of the board of Krugg are revoked and that discharge of their duties (Entlastung erteilen) for the time of their service as members of the board of Krugg up to and including the Closing Date is granted.

      5.4.9 EDH Purchaser and EDH Sellers shall execute a notarial deed in respect of the assignment of the EDH Shares before a German notary in the form attached hereto as Exhibit 5.4.9;

      5.4.10 [Intentionally left blank];

      5.4.11 Loan Purchaser and Shareholder Lenders shall execute an agreement providing for the transfer of the Shareholder Loans by way of the assumption of all rights and obligations arising under and in connection with the Shareholder Loan Agreements by Purchaser with full discharging effect for the Shareholder Lenders (Vertragsubernahme mit schuldbefreiender Wirkung) in the form attached hereto as Exhibit 5.4.11;

      5.4.12 Sellers shall deliver to EDH Purchaser a letter of the EDH Senior Lenders (i) confirming that all payment obligations under the EDH Senior Facility Agreement have been fully discharged and (ii) releasing all security rights granted to the Lenders in connection with the EDH Senior Facility;

      5.4.13 Sellers shall deliver to EDH Purchaser a letter of the Mezzanine I Lender (i) confirming that all payment obligations under the Mezzanine Loan Agreement I have been fully discharged and (ii) releasing all security rights granted to the Mezzanine I Lender in connection with the Mezzanine I Facility;

      5.4.14 Sellers shall deliver to EDH Purchaser a letter of the Mezzanine II Lender (i) confirming that all payment obligations under the Mezzanine Loan Agreement II and the Mezzanine Loan Agreement III have been fully discharged and

             (ii) releasing all security rights granted to the Mezzanine II Lender in connection with the Mezzanine II Facility;

      5.4.15 Sellers shall deliver to EDH Purchaser a letter of the Krugg Lenders releasing security rights granted to the Krugg Lenders in connection with the Krugg Facilities;

      5.4.15a Krugg Purchaser and Krugg Seller shall assign the Krugg Seller
             Shares before an Italian notary and prepare all further actions which can be taken on the same day without any delay in order to implement the assignment, even if this only happens subsequent to the Closing;

      5.4.16 EDH Purchaser and EDH Seller shall execute all agreements necessary to implement the release of all security rights granted to the Krugg Lenders as set forth in Section 5.4.15 before an Italian notary;

      5.4.17 Sellers shall deliver to Purchasers a certificate confirming that, to Sellers' Knowledge, (i) the guarantees given in Section 6 were and/or are true and correct in all "material" respects as of the date applicable to such guarantees (ignoring, however, for the purpose of confirming that these guarantees were and are true in all "material" respects that certain guarantees are already qualified by materiality, Material Adverse Effect or similar words, i.e., the materiality standard shall not be taken into account twice in respect of one and the same guarantee) or, (ii), list in the form of subject headings (schlagwortartig) whether and to which extent these guarantees were not or are not true and correct as of the relevant date ("GUARANTEE CONFIRMATION"). For the avoidance of doubt, the Guarantee Confirmation shall not create or increase any liability of Sellers or confer any withdrawal right to the Parties not otherwise existing under this Agreement;

      5.4.18 Sellers shall deliver a letter substantially in the form attached hereto as Exhibit 5.4.18 confirming that following the completion of Closing Actions in Sections 5.4.1 to 5.4.17 they have no more claims in connection with this Transaction against any of the Companies other than those (i) expressly set forth in this Agreement or (ii) related to any employment matters;

5.5 WITHDRAWAL RIGHTS. The Parties may withdraw from this Agreement as follows:

      5.5.1  the Sellers may withdraw from this Agreement if

            (i)   the Closing Condition has not been satisfied at the latest 10
                  (ten) months after the Reference Date;

            (ii) if any of the Purchasers has not fully performed its obligations under Section 5.4 at the latest within 10 (ten) Business Days following the Closing Date.

      5.5.2 prior to the Closing Date, Purchasers may withdraw from this Agreement

            (i) if a MAC (as defined in Section 5.5.3) has occurred and the withdrawal is expressly based on the MAC ("MAC WITHDRAWAL")

            (ii)  for any other reason ("NON MAC WITHDRAWAL").

      5.5.3 "MAC" shall mean if between the Reference Date and the beginning of the Closing set forth in Section 5.4 or the end of the 90th day following the Reference Date (whichever occurs earlier) an act, event or occurrence or a series of acts, events or occurrences has occurred that has a material adverse effect on the business, operations, assets, liabilities or financial condition of the EDH Group, taken as a whole, that either result or are reasonably likely to result in a reduction of the (a) Net Equity (as defined below) of more than EUR 20,000,000 (in words: Euro twenty million), or, (b) Sustainable Annual Operating Profit (as defined below) of more than EUR 6,000,000 (in words: Euro six million), in each case of the EDH Group on a consolidated basis, and in case of the Sustainable Annual Operating Profit in comparison to the fiscal year of the EDH Group ending on 30 September 2003 (i.e., EUR 21,970,636.50 (in words: Euro twenty-one million nine hundred seventy thousand six hundred thirty six and fifty cents)), provided that;

            (i) adverse effects from the development or changes of the general economic, financial, regulatory, legal or political conditions (including the relevant market in which the EDH Group is active and the financing market);

            (ii) adverse effects to the extent related to, or caused by, the acquisition of the EDH Group by Purchasers, including the identity of Purchasers and its shareholders;

            (iii) adverse effects to the extent they are covered by insurance or valid claims against third parties to the extent such claims would be recorded as a receivable on the asset side of a balance sheet in accordance with German generally accepted accounting principles on a balance sheet end date (Bilanzstichtag) and

            (iv) effects resulting from changes in (i) accounting principles or standards, or (ii) good will,

            shall be disregarded (if and to the extent applicable) for purposes of determining whether or not a material adverse effect within the meaning of this clause has occurred.

            ("NET EQUITY" shall be determined in accordance with German general accepted accounting principles (German Commercial Code - HGB) applied on a basis consistent with the audited Financial Statements 2003 and is defined as the equity position of the Demedis Group as set out in the audited Financial Statements 2003. According to this definition, Net Equity shall consist of the following items: equity (Eigenkapital) as per Section 266 subsec. 3, no. A I, A II, A III, A IV and A V HGB; badwill as per Section 301 subsec. 3 HGB; minority interests as per Section 307 subsec. 1 HGB, foreign exchange differences as per Section 244 and Section 298 subsec. 1 HGB. To the extent that Net Equity as defined above is negative, Section 268 subsec. 3 HGB applies.)

            ("SUSTAINABLE ANNUAL OPERATING PROFIT" shall mean earnings before interest, taxes and good will effects as prepared by the management of the EDH Group and reflected in the Financial Statements 2003 and adjusted for the following items in order to arrive at "sustainable" earnings:

                  (a) effects from changes in accounting principles, policies and procedures since the Economic Transfer Date;

                  (b) effects from changes in the principles applied in establishing accounting estimates since the Economic Transfer Date;

                  (c) effects from changes in the group of consolidated companies or other non-organic growth (acquisitions / disposals) since the Economic Transfer Date;

                  (d) effects on the EDH Group to the extent related to, or caused by, the acquisition of the EDH Group by Purchasers, including the identity of Purchasers and its shareholders;

                  (e) extraordinary income / expenses as defined by the German Commercial Code;

                  (f)   other one-off, non-recurring income / expense items;

                  (g)   restructuring and restructuring related expenses;

                  (h) non-periodic income / expense items unless of a recurring nature.)

5.6 NOTICE OF WITHDRAWAL. A withdrawal (Rucktritt) pursuant to Section 5.5 is only valid if the other party and the Escrow Agent have received a notice of withdrawal (Rucktrittserklarung) in writing ("WITHDRAWAL NOTICE"). In the event that the Closing Condition has not been satisfied within twelve
      (12) months after the Signing Date and neither Party has withdrawn from this Agreement, this Agreement shall be deemed void.

5.7 CONSEQUENCES OF WITHDRAWAL. In case of a withdrawal under Section 5.5 the following rules shall apply:

      5.7.1 In case of a:

            (i) MAC Withdrawal by Purchasers, the Parties shall instruct the Escrow Agent to (a) release the Down Payment and (b) pay the Down Payment to Purchasers within 5 (five) Business Days following the Withdrawal Notice to an account to be notified by Purchasers to Sellers in writing together with the Withdrawal Notice. The provisions of Sections 5.5 to 5.7 and Sections 12.4, 12.5, 13, 14.1, 14.2, 14.3, 14.7 and 14.10
                  shall survive a withdrawal pursuant to Section 5.5 to 5.7.

            (ii) Non MAC Withdrawal by Purchasers or a withdrawal by Sellers based on Section 5.5.1 or an automatic termination of this Agreement pursuant to Section 5.5.6 2nd sentence the Parties shall instruct the Escrow Agent to (a) release the Down Payment and (b) pay the Down Payment to Sellers by wire transfer to an account to be notified by Sellers and Sellers shall be irrevocably entitled to retain the Down Payment as a compensation for the significant efforts, costs and expenses incurred in connection with the sales process, the significant risk of the EDH Dental Business being seriously adversely affected in case a closing has not occurred by this date as well as the additional efforts, costs and expenses to be incurred in connection with a new sales process to be initiated with a view to disposing of the EDH Dental Business. Purchasers are fully aware that in case of a Non MAC Withdrawal Sellers will retain the Down Payment, have received legal advise in this respect and acknowledge that the Down Payment will be an amount for an adequate compensation for all such efforts, risks, costs and expenses involved in case of such withdrawal. The provisions of Sections 5.5 to 5.7 and Sections 12.4, 12.5, 13, 14.1, 14.2, 14.3, 14.7 and 14.10
                  shall survive a withdrawal pursuant to Section 5.5 to 5.7.

      5.7.2 Save as provided for in Section 5.7.1, if a Party withdraws from this Agreement in accordance with Section 5.5, such withdrawal shall be without any liability of either Party (or any shareholder, director, officer, employee, agent, consultant, adviser or representative of such Party) to the other Party.

5.8 NO FURTHER CONDITIONS / WITHDRAWAL RIGHTS. The Parties agree that except for the Closing Condition (as defined in Section 5.2) and the withdrawal rights set forth in Section 5.5 the obligations of the Parties to consummate the Transaction shall not be subject to any other conditions, requirements or withdrawal rights and none of the Parties may withdraw from, rescind or terminate this Agreement or refuse to fulfil any of its obligations thereunder, except as expressly provided for in this Agreement.

5.9 NON-TRANSFER OF KRUGG SELLER SHARES. If on the Closing Date the Krugg Lenders have neither released the pledge over the Krugg Shares ("KRUGG SHARE PLEDGE") or the further security granted to the Krugg Lenders nor approved the sale and transfer of the Krugg Seller Shares, the Parties agree that the Closing shall be consummated nonetheless, provided, however that the following rules will apply:

      5.9.1 Krugg Seller shall not be obliged to (i) transfer the Krugg Seller Shares as set forth in Section 5.4.15a. (ii) deliver a release letter regarding the security granted in respect of the Krugg Facilities as set forth in Section 5.4.15, and (iii) execute all agreements necessary to implement the release of all security rights granted to the Krugg Lenders as set forth in as set forth in Section 5.4.16.

      5.9.2 Purchasers shall pay only the reduced Purchase Price and the reduced Holdback Escrow Amount as set forth in Sections 5.4.1 and 5.4.2, respectively.

      5.9.3 Krugg Purchaser shall repay or cause Krugg to repay the Krugg Facilities as soon as possible following the Closing Date, if not already repaid as part of the Closing.

      5.9.4 Krugg Seller shall transfer the Krugg Seller Shares as soon as (i) the Krugg Share Pledge has been released or (ii) the Krugg Lenders have approved such transfer, whatever occurs earlier ("KRUGG SHARE TRANSFER").

      5.9.5 Upon the Krugg Share Transfer Krugg Purchaser shall pay:

            (i)   the Retained Krugg Purchase Price to Sellers' Account;

            (ii)  the Retained Krugg Escrow Amount to the Escrow Account.

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                                       30

      5.9.6 Between the Closing Date and the date on which the Krugg Share Transfer occurs ("KRUGG SHARE TRANSFER DATE"), Krugg Seller shall, to the extent legally permissible and permissible under the relevant Krugg share pledge agreement ("KRUGG SHARE PLEDGE AGREEMENT") only exercise its rights in respect of the Krugg Seller Shares with the prior written consent of Krugg Purchaser.

      5.9.7 Between the Closing Date and the Krugg Share Transfer Date, Krugg Seller shall, to the extent legally permissible and permissible under the Krugg Share Pledge Agreement, not be entitled to any rights of dividends or liquidation proceeds.

      5.9.8 The Time Limitations of any Purchaser Claims against Krugg Sellers based on a breach of Sections 6.1.2 (i) and (ii) with respect to the Krugg Seller Shares shall, in deviation from Section 8.8.3, start to run as from the Krugg Share Transfer Date.

                                    SECTION 6
                               SELLERS' GUARANTEES

6.1 SELLERS' GUARANTEES. Sellers hereby guarantee, except as set forth in the disclosure letter attached hereto as Exhibit 6.1 and subject to any limitations contained in this Agreement, including the remedies set out in
      Section 8 and the limitations set out in Section 9, in particular the Time Limitations, the De Minimis Amount, the Basket and the Liability Cap (each as defined in Section 9) by way of an independent guarantee (selbststandige Garantie) pursuant to Section 311 (1) German Civil Code (Burgerliches Gesetzbuch) that the statements set forth hereinafter are correct as of the Signing Date and will be correct at the Closing Date, unless expressly specified otherwise herein; provided, however, that

            (i) in respect of Section 6.1.1 the guarantee shall be given by each Seller only with respect to itself;

            (ii) in respect of Section 6.1.2, 2nd sentence the guarantee shall be given by each Seller only with respect to the share sold by such Seller;

            (iii) in respect of Section 6.1.7 the guarantee shall be given by each Seller only with respect to the portion of the Shareholder Loan sold by such Seller;

            (iv) guarantees made as of a specific date shall be correct only as of such date;

            (v) guarantees which are subject to Sellers' Knowledge (as defined below) shall only be correct as of the Signing Date;

            (vi) the term "SELLERS' KNOWLEDGE" shall mean the actual knowledge (positive Kenntnis) as of the Signing Date of Norbert Orth, Rainer Tonies, Reinhold Kuhn, Alberto Barbi, Giorgio Beretta, Laura Gori and Chiara Gori ("SELLERS' KNOWLEDGE INDIVIDUALS") and in respect of the guarantees in Sections 6.1.8, 6.1.11, 6.1.13, 6.1.21 and 6.1.22 the term Sellers' Knowledge shall mean the actual knowledge as of the Signing Date of the Sellers' Knowledge Individuals and the knowledge they could have obtained after due inquiry with the relevant key employees of the Companies responsible for the relevant aspects covered by the guarantees in Sections 6.1.8, 6.1.11, 6.1.13, 6.1.21 and 6.1.22;

            (vii) the term "MATERIAL ADVERSE EFFECT" shall mean any state of facts, events, changes or effects having a material adverse effect on the assets, liabilities, financial condition or business operations of the EDH Group as a whole.

      6.1.1 ENFORCEABILITY / CORPORATE IDENTITY. This Agreement constitutes a valid and binding obligation of Sellers, enforceable under German law against each of the Sellers in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganisation, moratorium, or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding may be brought. Each of the Sellers have the corporate authority to execute this Agreement and to perform its obligations under this Agreement.

      6.1.2 EXISTENCE OF COMPANIES / OWNERSHIP OF SHARES. Each of the Companies is duly incorporated and validly existing under the laws of its jurisdiction. Except as listed in Schedule 6.1.2,

            (i)   the Shares are held by Sellers and the Companies as set out in
                  Section 1;

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                                       32

            (ii) the Shares are free and clear of any liens, encumbrances or other third party rights, except for the pledges granted to the lenders under the Bank Debt;

            (iii) there are no pre-emptive rights, rights of first refusal, options, voting agreements or other rights of third parties (granted in favour of or agreed between any of the Companies) to acquire any of the Shares;

            (iv) the Shares are fully paid up, have not been repaid and are non-assessable (nicht nachschusspflichtig);

            (v) there are no silent partnerships or other rights to participate in any of the Companies' revenues or profits; and

            in each case except for rights given under statutory law, or the articles of association or by-laws.

      6.1.3 COMPANY INFORMATION. Schedule 6.1.3 contains a complete list of the articles of association and by-laws (or their equivalent formation documents in the relevant jurisdiction) of the Companies valid as of the Signing Date. Copies of such documents have been made available to Purchasers prior to the execution of this Agreement. The description of the group structure set forth in Section 1 of this Agreement hereof is correct, and the Companies do not hold any legal or beneficial interest in any other businesses.

      6.1.4 SUPERVISORY AND ADVISORY BOARDS. Schedule 6.1.4 contains a complete list of all supervisory and advisory boards of all Companies including the names of the relevant members.

      6.1.5 INSOLVENCY PROCEEDINGS. No insolvency proceedings against the Companies are pending (i.e., a court has formally commenced insolvency proceedings (Insolvenzverfahren eroffnet) in accordance with the German Insolvency Code (Insolvenzordung) or the corresponding procedure under Italian law in respect of Krugg) or have been applied for by the Companies, or, to Sellers' Knowledge, have been applied for by any third party. Purchasers are aware of the present net equity position of the Companies and in particular of EDH and the existing subordination agreements signed by the relevant EDH Sellers in respect of the Shareholder Loans in order to avoid insolvency risks (for the absence of which Sellers do, however, not assume any responsibility).

      6.1.6 AFFILIATES / ENTERPRISE AGREEMENTS. Except as disclosed in Schedule
            6.1.6 and Section 1, the Companies have no affiliated companies within the meaning of Section 15 German Stock Corporation Act ("AFFILIATES") nor do they hold any participation or sub-participation in any other company and there exist no enterprise agreements within the meaning of Sections 291 and 292 German Stock Corporation Act (Aktiengesetz).

      6.1.7 SHAREHOLDER LOANS. The Shareholder Loan Agreements have been validly entered into and can be freely sold and transferred by the Shareholder Lenders without the consent of any third party being required, except only for the consent of EDH as borrower which has already been granted pursuant to the consent declaration attached hereto as Exhibit 3.3. Shareholder Lenders and Sellers do not assume any guarantee that the Shareholder Loans are enforceable or collectable and Purchasers are in particular aware of the subordination agreements signed by Seller in respect of the Shareholder Loan and of the fact that they might legally be treated as deemed equity irrespective of such subordination (eigenkapitalersetzende Gesellschafterdarlehen).

      6.1.8 MATERIAL INTELLECTUAL PROPERTY RIGHTS. The Companies own, or lawfully use, all such patents, trade marks, copyrights, software, domain names, which are material to carrying on the EDH Dental Business taken as a whole (herein after collectively referred to as "INTELLECTUAL PROPERTY RIGHTS"). Schedule 6.1.8 (a) contains a true and complete list of the Intellectual Property Rights (except for off the shelf standard software) of which the Companies are the legal owners indicating (i) the nature and the registered owner of the Intellectual Property Rights and (ii) if applicable, the jurisdiction in which such Intellectual Property Rights have been registered. Except as disclosed in Schedule 6.1.8 (a), the Companies are entitled to dispose freely of the Intellectual Property Rights, which are owned by the Companies. No other than the Intellectual Property Rights are necessary for the EDH Dental Business to conduct its business as currently conducted. Except as listed in Schedule
            6.1.8 (b), the Intellectual Property Rights are not subject to any pending or threatened proceedings for opposition or cancellation which may adversely affect the operation of the EDH Dental Business taken as a whole nor, to Seller's Knowledge, being infringed by any third party. All fees necessary to maintain the Intellectual Property Rights have been paid, except for non-payments which will not have and can not reasonably be expected to have a Material Adverse Effect. To Sellers' Knowledge, the Companies do not infringe any material intellectual property rights owned by a third party.

            The Companies either own and hold valid leases and/or licenses to all material computer hardware, software and other information technology ("IT"), which is currently used by the Companies to conduct their business as currently conducted. All material leases or licenses in respect of such IT are effective.

             Except as disclosed in Schedule 6.1.8 (c), since the Economic Transfer Date, there were no material interruptions, material data losses or material similar incidents attributable to the IT owned or used by the Companies, and which, in addition, had or are likely to have a Material Adverse Effect on the EDH Dental Business. To Sellers' Knowledge, the IT has the capacity and performance necessary to conduct the business operations of the Companies as conducted on the Signing Date.

      6.1.9 INSURANCE. As of the Signing Date, the Companies, maintain for their own benefit the insurance policies which are listed in
             Schedule 6.1.9 (i), and except as set forth in Schedule 6.1.9 (ii), all due premiums under such insurance policies have been paid. Except as disclosed in Schedule 6.1.9 (ii), there are no material claims pending under any of the insurance policies and, to Seller's Knowledge, no facts exist which could give rise to any such claims.

      6.1.10 MATERIAL ASSETS. Except as disclosed in Schedule 6.1.10, the Companies own, or hold lawful possession of, all fixed assets (Anlagevermogen) material to the EDH Dental Business and capitalized in the Financial Statements 2003, except for such assets which were sold, abandoned or otherwise disposed of since the Economic Transfer Date in the ordinary course of business ("MATERIAL ASSETS"). Except as disclosed in Schedule 6.1.10, the Material Assets are not encumbered with any liens, pledges or other encumbrances in favour of third parties, except for:

             (i) rights of retention of title (Eigentumsvorbehalte), liens or pledges in favour of suppliers, mechanics, landlords and carriers granted in the ordinary course of business; and

             (ii) security rights granted to banks and other lenders in respect of the Bank Debt which will be released on the Closing Date;

             (iii) encumbrances (Belastungen) other than rights under (i) and
                   (ii) above which individually or in the aggregate do not exceed EUR 150,000 (in words: Euro one hundred fifty thousand).

      6.1.11 MATERIAL AGREEMENTS. Schedule 6.1.11 contains a correct list, as of the Signing Date, of all of the following written agreements to which any of the Companies is a party and which have not yet been completely fulfilled (hereinafter collectively referred to as the "MATERIAL AGREEMENTS"):

             (i) agreements providing for a consideration in excess of EUR 250,000 (in words: Euro two hundred fifty thousand) and relating to the acquisition or sale of (a) interests in other companies or (b) real estate;

             (ii) rental and lease agreements relating to real estate which, individually, provide for annual net payments of EUR 65,000 (in words: Euro sixty five thousand) or more;

             (iii) loan agreements (other than between the Companies), bonds, notes or any other instruments of debt made or issued, as the case may be, by any of the Companies (other than made or issued for the benefit of another Company and other than the Bank Debt);

             (iv)  guarantees, suretyships, comfort letters
                   (Patronatserklarungen) and similar instruments issued by any of the Companies for any debt of any third party, i.e., other than for any of the Companies for an amount of EUR 100,000 (in words: Euro one hundred thousand) or more in each individual case;

             (v) employment agreements providing for a fixed annual salary of EUR 75,000 (in words: Euro seventy five thousand) or more;

             (vi) any hedging agreements or derivatives contracts made by any of the Companies;

             (vii) distribution or agency agreements (other than between the
                   Companies or with any company of the Demedis Group) with an annual net sales volume (as per the last completed financial year ending on 30 September 2003) of EUR 1,000,000 (in words:
                   Euro one million) or more;

             (viii) agreements for joint-ventures, strategic alliances, joint development of products or other forms of co-operations;

             (ix) agreements to sell, or otherwise dispose of any fixed assets owned by a Company with a fair market or replacement value in excess of EUR 200,000 (in words: Euro two hundred thousand);

             (x) license agreements with any Company as licensee or licensor, which resulted during the last fiscal year, or are likely to result during the current fiscal year in annual royalties in excess of EUR 100,000 (in words: Euro one hundred thousand);

             (xi) agreements with the top 10 suppliers of M+W KG and Krugg based on the volume of purchase orders in the last fiscal year ending on 30 September 2003;

             (xii) except as disclosed in any other Schedule to this Section 6 material agreements outside the ordinary course of business;

             (xiii) agreements expressly imposing restrictions on a Company to compete with any third party, to acquire any products or services from a third party, to sell any products or to perform any services for any third party or to develop any technology, if and to the extent that such restrictions will prevent the Company from conducting its business operations or pursuing its business development activities; it being understood that all distribution, agency or similar agreements containing restrictions on territories shall be disregarded provided that such restrictions are in line with the ordinary standards for distribution, agency or similar agreements in the dental distribution business in general.

             To Sellers' Knowledge and except as disclosed in Schedule 6.1.11, each of the Material Agreements is in effect. To Sellers' Knowledge and except as disclosed in Schedule 6.1.11, no party to any of the Material Agreements has indicated in writing that it will terminate the agreement as a result of the Transaction and none of the Material Agreements contains a change-of-control clause entitling the contracting party to terminate the agreement as a result of the Transaction.

      6.1.12 PERMITS. Except as disclosed in Schedule 6.1.12, the Companies are in possession of all governmental approvals, licenses and permits necessary to operate the EDH Dental Business and which are material to the EDH Dental Business taken as a whole. The Permits are in full force and effect. Except as disclosed in Schedule 6.1.12, none of the Permits has been challenged by any third party and, to Seller's Knowledge, there are no circumstances, which would justify such challenge, and no proceedings regarding a revocation or withdrawal of any Permit has been initiated or threatened, and, to Seller's Knowledge, there are no circumstances, which would justify such revocation or withdrawal.

      6.1.13 LITIGATION. Except as disclosed in Schedule 6.1.13, the Companies are not party to any court or administrative proceedings, including arbitration proceedings, either as plaintiff or defendant, having a litigation value (Streitwert) exceeding EUR 50,000 (in words: Euro fifty thousand) in the individual case.

      6.1.14 SHOP AGREEMENTS. Schedule 6.1.14 contains a list of all material shop agreements (i.e. agreements which are entered into between a Company and a representative body of employees of a Company, unless such agreements repeat mandatory statutory law only) existing as of the Signing Date and providing for any of the following:

             (i) benefit or incentive plans relating to a change of control in a Company;

             (ii) limitations to terminate employment agreements, including agreements providing for severance payments; or

             (iii) obligations of a Company to make specific investments or to guarantee the employment of a certain number of employees.

      6.1.15. LABOR STRIKES AND VIOLATION OF LAWS. Except as disclosed in
             Schedule 6.1.15, none of the Companies is experiencing:

             (i) any strike, slowdown, or work stoppage by or lockout of its employees; or

             (ii) any lawsuit relating to the alleged violation of any law or order applicable in Germany and Italy and relating to discrimination, civil rights, workers' safety or working conditions,

             which would have a Material Adverse Effect.

      6.1.16 TAX MATTERS. Except as disclosed in Schedule 6.1.16

             (i) all taxes owed or to be payable by any Company under applicable laws and relating to periods ending on or before the Economic Transfer Date have been paid or have been accrued for in the year-end accounts of the relevant Company (Einzelabschluss) as at the Economic Transfer Date. For purposes of this Agreement "TAXES" means any taxes and public dues, including but not limited to income tax, value-added tax, trade tax, wage tax, withholding tax, sales tax, property or transfer tax under mandatory law, or customs duties (Zolle) or social security contributions, together with any interest, penalty or addition to taxes (Steuerliche Nebenleistungen) imposed by any governmental authority responsible for the imposition of such taxes;

             (ii) as of the Signing Date, the Companies are subject only to general tax audits (Allgemeine Betriebsprufungen) and to special tax audits as far as the type of tax requires them (Besondere Betriebsprufungen
                   - especially VAT and wage taxes but not subject to any disputes regarding Taxes);

             (iii) all tax returns required to be filed by the Companies on or before the Signing Date have been filed and are true and correct in all material respects;

             (iv) there has been no notice or any written claim, action, suit, proceeding or investigation now pending against or with respect to any Company in respect of any Taxes;

             (v) no tax authority in a jurisdiction where a Company is not paying Taxes has made a claim or written assertion that a Company is or may be subject to Taxes by such jurisdiction, otherwise than by deduction of Taxes at source.

                   Purchasers, to the degree legally permissible, further agree that they shall not (and Purchasers shall ensure that none of the Companies shall) make, change, modify or withdraw any tax filings for the tax periods until and including 30 September 2003 (or agree to any of the foregoing) without the prior written consent of Sellers which shall not unreasonably be withheld, unless required by law or to make a factually correct filing.

      6.1.17 FINANCIAL STATEMENTS 2002 AND 2003. Except as disclosed in Schedule 6.1.17, the audited consolidated year end accounts (Konzernabschluss) of EDH as at 30 September 2002 and the audited consolidated year end accounts of EDH as at 30 September 2003, in each case consisting of the balance sheet, the profit and loss statement and the notes (Anhang) thereto ("FINANCIAL STATEMENTS 2002 and FINANCIAL STATEMENTS 2003", respectively) have in all material respects been prepared in accordance with German generally accepted accounting principles applying to EDH consistent with past practice and present a true and fair view of the assets and liabilities (Vermogenslage), financial position (Finanzlage) and earning positions (Ertragslage) in accordance with Section 297 (2) of the German Commercial Code (HGB) of the EDH Group taken as a whole, as of the relevant balance sheet date or the relevant period, as the case may be.

      6.1.18 NO MATERIAL ADVERSE CHANGES / CONDUCT OF BUSINESS. Except as disclosed in Schedule 6.1.18, and apart from changes resulting from, or relating to, general political developments or developments of the economy in general or in the relevant marketplace, to Sellers' Knowledge during the period from Economic Transfer Date until the Signing Date no event has occurred or action been taken which would qualify as a breach of the covenants set forth in Section 10 had such covenants already been in place for the period of time between the Economic Transfer Date and the Signing Date.

      6.1.19 DEALINGS WITH SIRONA GROUP. Except as disclosed in Schedule 6.1.19 the supply relationships between Sirona Beteiligungs- und Verwaltungsgesellschaft mbH or any of its affiliates as supplier and any of the Companies as distributor are at arm's length terms.

      6.1.20 PRODUCT LIABILITY. Except as disclosed in Schedule 6.1.20, no product liability claims (Produkthaftungsanspruche) in connection with any products sold by the Companies prior to the Economic Transfer Date are pending (anhangig) against any of the Companies. The products of the Companies sold prior to the Economic Transfer Date do not have any defects, which could give rise to any such product liability claims.

      6.1.21 ENVIRONMENTAL LIABILITIES. To Sellers' Knowledge, except as disclosed in Schedule 6.1.21 and further except where the inaccuracy of the statement would not have a Material Adverse Effect

             (i) the Companies are in compliance with all laws relating to pollution and the protection of the environment and material for the operations of the EDH Group, taken as a whole (collectively "ENVIRONMENTAL LAWS");

             (ii) as of the Signing Date, no Company has received in writing any notice or communication stating or alleging that it is in violation of any Environmental Laws;

             (iii) between January 2000 and the Signing Date, no Company has received by the competent environmental authorities a written notice or communication to conduct any kind of investigation audit, survey or similar examination of environmental conditions;

             provided, however, that Purchasers shall not have any claims under this Section 6.1.21 if after the Signing Date Purchasers, or after the Closing Date Purchasers or any of the Companies,

                   (a) conduct any kind of investigation, audit, survey or similar examination of the soil, ground water or other environmental conditions of the premises of any Company, apart from the review of pertinent documentation and the conduct of interviews and the mere visual inspection of the surface of the soil without any kind of drilling or opening of the soil ("ENVIRONMENTAL EXAMINATION"), without being required to do so under a court judgement or administrative order unless there is a valid business reason other than merely or predominantly to trigger a liability of Sellers under this Section 6.1.21,

                   (b) solicit, trigger or otherwise actively cause, directly or indirectly, any Environmental Examination by any governmental authorities or any other party unless there is a valid business reason other than merely or predominantly to trigger a liability of Sellers under this Section 6.1.21.

             For the avoidance of doubt, Sellers shall not be liable for any contamination if and to the extent it did not exist as of the Closing Date, in particular if and to the extent a contamination requiring clean-up results from

                   (v) any non-compliance of Purchasers or the Companies with Environmental Laws after the Closing Date;

                   (w) negligent omissions to take actions required to be taken by the Purchasers or the Companies under applicable laws and relating to environmental matters after the Closing Date;

                   (x) any negligent act or omission of any employee or any other representative of, or service provider to, the Companies after the Closing Date.

                   The other general limitations to Sellers' liability under or in connection with this Agreement shall remain unaffected.

      6.1.22 COMPLIANCE WITH LAWS. To Sellers' Knowledge, except as disclosed in
             Schedule 6.1.22, each Company is in all material respects in compliance with the laws and regulations of any jurisdiction applicable to the Companies' and all orders, decrees or rulings of, or restrictions imposed by, any judicial, governmental or regulatory body (collectively "LAWS AND ORDERS") in all relevant jurisdictions. To Sellers' Knowledge, no material non-compliance with the Laws and Orders has been alleged in writing to the Companies and, to Sellers' Knowledge, there are no circumstances, which would justify such allegations. To Sellers' Knowledge, none of the Companies is subject to any material administrative or material criminal investigations and no such material investigations have been threatened in writing to the Companies, and to Seller's Knowledge, no circumstances exist, which would justify the initiation of such a material investigation.

      6.1.23 EMPLOYEES. Schedule 6.1.23 (i) includes for each Company a correct and complete list of its employees (Arbeitnehmer) on an anonymous basis with various information related to such employees. Except as disclosed in Schedule 6.1.23 (ii), none of the Companies have increased any of their directors' or employees' remuneration or benefit entitlements after the Economic Transfer Date other than in accordance with (i) the terms of the relevant employment and service agreements in force as of the Economic Transfer Date, (ii) applicable shop or collective bargaining agreements, (iii) past practise or (iv) as part of the Stay Bonus Arrangements. None of the Sellers' Knowledge Individuals has given written notice of termination and, to Seller's Knowledge, no circumstances exist that any of these employees is giving notice of termination (provided that for the purpose of defining Sellers' Knowledge in this particular case, the knowledge of the Sellers' Knowledge Individuals shall be disregarded in respect of themselves).
             Schedule 6.1.23 (iii) includes for each Company a correct and complete list of certain pension obligations.

      6.1.24 REAL ESTATE. Except for the real estate listed in Schedule 6.1.24
             (i) the Companies do not own any real estate. The real estate used by the Companies is listed in Schedule 6.1.24 (ii).

6.2 CONSENTS. Purchasers acknowledge that certain consents may be required in connection with contracts of the Group Companies containing change-of-control provisions and that such consents have not been obtained. While Sellers shall take reasonable efforts to assist Purchasers in obtaining such consents, Purchasers agree that Sellers shall not have any liability arising from the failure to obtain such consents and that no guarantee, covenant or other obligation of Sellers shall be breached and no condition shall be deemed not to have been satisfied as a result (i) of the failure to obtain such consent, (ii) the termination of any such contract or (iii) any lawsuit commenced or threatened arising from the failure to obtain such consent or the termination of such contract.

6.3 NO OTHER GUARANTEES. Purchasers agree to purchase and accept the Sold Assets and the EDH Dental Business in their condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied guarantees, representations or warranties of any nature made by or on behalf of or imputed to Sellers, except only for the guarantees expressly set forth in this Agreement. Sellers do therefore not give or assume any guarantees other than those set forth in this Agreement and none of the

      Sellers' Guarantees shall be construed as a guarantee or representation with respect to the quality of the purchase object within the meaning of Sections 276 Subsec. 1, 443 German Civil Code (Garantie fur die Beschaffenheit der Sache). Without limiting the generality of the foregoing, Purchasers acknowledge that Sellers make no guarantees, representations or warranties with respect to:

      (i) any projections, estimates or budgets delivered or made available to Purchasers of future revenues, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof) or the future business and operations of the EDH Dental Business or the EDH Group;

      (ii) any other information or documents made available to Purchasers or their counsel, accountants or other advisers with respect to the EDH Dental Business or the EDH Group, except as expressly set forth in
            Section 6 of this Agreement;

      (iii) the enforceability and collectibility of the Shareholder Loans (i.e., the ability and obligation of EDH to repay the relevant Shareholder Loans)

      provided, however, that to Sellers' Knowledge none of the information nor documents made available to Purchasers or their counsel, accountants or other advisers with respect to the EDH Dental Business or the EDH Group is untrue inaccurate in any material respect.

                                    SECTION 7
                             PURCHASER'S GUARANTEES

      Purchasers guarantee to Sellers as of the Signing Date and Closing Date:

7.1 ENFORCEABILITY / NO CONFLICT. This Agreement constitutes the legal, valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunction relief and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding may be brought. Purchasers have the power and authority to execute this Agreement and to perform their obligations under this Agreement, and the Transaction have been duly authorised and approved by all necessary corporate action of Purchasers.

7.2 LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchasers, as of the Signing Date, threatened against or affecting Purchasers before any court or arbitrator or governmental body, agency or official body which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transaction.

7.3 FINANCIAL CAPABILITY. Purchasers have sufficient immediately available funds or binding and unconditional and irrevocable financing commitments to make all payments required to be made under or in connection with this Agreement.

7.4 FINDERS' FEES. Purchasers have no obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which Sellers could become wholly or partly liable.

                                    SECTION 8
                                    REMEDIES

8.1 LIMITATION OF REMEDIES. In the event of a breach or non-fulfilment of any guarantee, covenant or other obligation of Sellers contained in this Agreement, Sellers shall put the relevant Purchaser, or at the option of the relevant Purchaser, the respective Company into the same position it would have been in if Sellers' Guarantees, covenants or other obligation contained in this Agreement had been fulfilled or had not been breached (Naturalrestitution), or, at the option of Sellers, pay damages for non-performance (kleiner Schadenersatz). For purposes of determining the liability of Sellers, only the actual losses incurred by the respective Company or Purchasers shall be taken into account and not any potential or actual reduction (Minderung) in the value of the Companies or the relevant Purchaser. Sellers shall in no event be liable for any indirect damages (mittelbare Schaden), consequential damages (Folgeschaden), indirect losses caused by business interruption (Betriebsunterbrechungschaden) or lost profits (entgangener Gewinn), damages incidental to any breach or non-fulfilment of the independent guarantees (Schaden anlasslich einer Verletzung einer selbstandigen Garantie) or any internal costs (i.e., non-out of pocket expenses) incurred by the Companies or the relevant Purchaser, it being understood that in case of a third party claim constituting a liability that triggers a Purchaser Claim such liability will be considered as a direct damage within the meaning of this Agreement even if it includes consequential damages, losses and lost profits. If and to the extent damages are paid to any of the Companies, such payments shall be effected as contributions (Einlagen) made by Purchasers into the respective Company.

8.2 PURCHASER CLAIM PROCEDURE. In the event of any breach or non-fulfilment of Sellers' Guarantees, covenants or other obligation contained in this Agreement or in case of any other claim of a Purchaser against Sellers' under or in connection with this Agreement ("PURCHASER CLAIM"), Purchaser will give Sellers written notice of such breach or non-fulfilment, without undue delay (ohne schuldhaftes Zogern) after its discovery but within twenty five (25) Business Days thereafter stating in such notice in reasonable detail the nature thereof and the amount involved, to the extent that such amount has been determined at the time when such notice is given. Without prejudice to the validity of the Purchaser Claim or alleged claim in question, Purchaser shall allow, and cause the Companies to allow, Sellers and their accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such Purchaser Claim. Purchaser shall give and cause the Companies to give such information and assistance, including, during normal business hours and upon prior written notice, access to Purchaser's and the Companies' premises and personnel, including the right to examine and copy or photograph any assets, accounts, documents and records, as Sellers or their accountants or professional advisers may request, provided it is done in such a way so as to minimize business disruption.

8.3 LIMITATION OF SELLERS' LIABILITY. Sellers shall not be liable for, and Purchasers shall not be entitled to bring any Purchaser Claim, if and to the extent that:

      8.3.1 the matter to which the Purchaser Claim relates has been taken into account in the Financial Statements 2003 by way of a provision (Ruckstellung), or depreciation (Abschreibung), or exceptional depreciation (au(beta)erplanma(beta)ige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert) or otherwise;

      8.3.2 the amount of the Purchaser Claim is actually recovered from a third party (including any agreement by virtue of which any shares in the Companies have (directly or indirectly) been acquired) or under an insurance policy in force on the Signing Date, provided, however, that if the relevant Purchaser could recover the amount of the Purchaser Claim from a third party or an insurance policy in force on the Signing Date, the relevant Purchaser shall use all reasonable efforts to recover the amount of the Purchaser Claim from the relevant third party or the relevant insurer, as the case may be, as soon as possible and in case of such recovery reimburse Sellers for any payments already made in respect of the Purchaser Claim up to the amount recovered. At the request of Sellers, Purchasers shall assign the relevant claim to Sellers and deliver to Sellers all relevant documents related to such Purchaser Claim subject to applicable law. In the case that Purchasers could not recover such amount within a period of eighteen (18) months as from the Closing Date, the relevant Purchaser is entitled to assign the relevant claim to Sellers who are obliged to accept such assignment, unless they release the relevant Purchaser from its obligation to further pursue the possibility of recovery.

      8.3.3 the payment or settlement of any item giving rise to a Purchaser Claim results in a tax benefit realized by the Companies or Purchasers, i.e. when the payment or settlement leads to a tax deductible expense within the fiscal year of the relevant Company in which such payment or settlement is made and this tax deductible expense does not only increase a tax loss carry forward;

      8.3.4 the Purchaser Claim results from a failure of Purchasers or the Companies to mitigate damages pursuant to Section 254 German Civil Code;

      8.3.5 the matter to which the Purchaser Claim relates was actually known by the persons listed on Exhibit 8.3.5 (i) as of the Closing Date, taking into account that Purchasers and in particular these persons, prior to entering into this Agreement, had the opportunity to thoroughly review the condition of the EDH Group and the EDH Dental Business under commercial, technical, organisational, financial, environmental and legal aspects and, in this connection, to hold discussions with managing directors and other senior employees of the Companies, and to inspect any relevant real estate; without limiting the generality of the foregoing. Purchaser shall be deemed to have knowledge of all matters disclosed in (i) the Information Memorandum; (ii) the Vendor Due Diligence Report of PricewaterhouseCoopers, (iii) the PricewaterhouseCoopers Tax Status, each as disclosed to Purchaser; (iv) any documents listed in the specific data room index attached hereto as Exhibit 8.3.5 (ii) to the extent that a reasonable purchaser would have logically concluded that a Purchaser Claim exists from such disclosure, and
            (v) the written answers to any information requests of Purchaser attached hereto as Exhibit 8.3.5 (iii);

      8.3.6 the Purchaser Claim results from or is increased by the passing of, or any change in any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of any taxes or any imposition of any taxes or any withdrawal or relief from any taxes, not actually in effect at the Closing Date;

      8.3.7 Sellers were prejudiced by the Purchasers' failure to observe the procedures set forth in Sections 8.2 and 8.4;

      8.3.8 in respect of a Purchaser Claim under Section 6.1.16 (without prejudice to the generality of Section 8.3.3), if and to the extent

            (i) the breach of the relevant Sellers' Guarantees results only in a loss or reduction of tax loss carry-forwards;

            (ii) Purchasers impair any obligation of the Companies or Sellers regarding the preparation of any tax returns of any of the Companies for assessment periods (Veranlagungszeitraume) up to and including the Economic Transfer Date ("TAX RETURNS");

            (iii) Tax Returns already prepared by Sellers or any of the
                  Companies prior to the Closing Date should not be filed accordingly by Purchasers or any of the Companies, provided that such Tax Returns have been applied in accordance with applicable laws and accounting practices; or

            (iv) any of the Tax Returns which have already been filed should be changed, modified or withdrawn by Purchasers and/or Companies without prior written consent of Sellers which may not be unreasonably withheld;

      8.3.9 either Purchasers or the Companies have caused or partially caused (verursacht oder mitverursacht) such Purchaser Claim after the Closing Date or by Purchasers after the Signing Date, e.g., by way of any kind of (corporate) restructurings leading to a retroactive reclassification of the tax treatment of M+W KG, DentalMV or M+W Verwaltung, or by the way the repayment of Bank Debt will be booked on the level of the relevant Companies, provided however that Purchasers shall be authorized to initiate tax audits with respect to any of the Companies.

      When calculating the amount of the liability of Sellers under this Agreement all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and Sellers shall not be liable under this Agreement in any respect of any Purchaser Claim for any losses suffered by Purchasers or the Companies to the extent of any corresponding savings by or benefit to the Purchasers, any Affiliate of Purchasers or any Company arising therefrom.

8.4 THIRD PARTY CLAIM PROCEDURE. If the Companies or Purchasers are sued or threatened to be sued by a third party, including any governmental agencies, or if the Companies or Purchasers are subjected to any audit or examination by any tax authority ("THIRD PARTY CLAIM"), which may give rise to a Purchaser Claim, Purchasers shall give Sellers immediately (unverzuglich) written notice of such Third Party Claim. Purchasers shall ensure that Sellers shall be provided with all material, information and assistance relevant in relation to the Third Party Claim, be given reasonable opportunity to comment or discuss with Purchasers any measures which Purchasers proposes to take or to omit in connection with a Third Party Claim. In particular, Sellers shall be given the opportunity to comment on, participate in, and review any reports, all relevant tax and social security audits or other measures and receive without undue delay copies of all relevant orders e.g. (Bescheide) of any authority, in each case subject to applicable law. No admission of liability shall be made by or on behalf of Purchasers or the Companies and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of Sellers, which shall not be unreasonably withheld. Further, however, subject to prior consultation with Purchasers and subject to Purchasers' prior written consent, which shall not be unreasonably withheld, Sellers shall be entitled at their own discretion to take such action (or cause Purchasers or the Companies to take such action) as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties) in the name of and on behalf of Purchasers or the Companies concerned and Purchasers will give and cause the Companies to give (subject to them being paid all reasonable out-of-pocket costs and expenses), all such information and assistance, as described above, including during normal business hours and upon prior written notice access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as Sellers or their professional advisers may reasonably request provided it is done in such a way so as to minimize business disruption. Sellers agree to use all such information confidentially only for such purpose and to treat them confidentially. To the extent that Sellers are in breach of a Sellers' Guarantee or covenant, all costs and expenses reasonably incurred by Sellers in defending such Third Party Claim shall be borne by Sellers.

8.5 APPORTIONMENT OF LIABILITY / NO JOINT LIABILITY. Any liability for a breach of the guarantees given under Section 6.1.1, 6.1.2, 2nd Sentence, and 6.1.7 shall accrue only to the Seller that has given the respective guarantee. In case of any other liability under or in connection with this Agreement the Krugg Seller shall only be liable for the percentage set forth in Exhibit 8.5 of the total liability and the remaining percentage of the total liability set forth in Exhibit 8.5 shall accrue to the EDH Sellers, provided, however that each EDH Seller shall only be liable for such portion of this remaining liability (after deducting the portion for which Krugg Seller is liable) pro rata to the amount of the relevant percentage of its shareholding in EDH. In no case shall any liability of Sellers under or in connection with this Agreement be a joint liability of Sellers (Gesamtschuld), i.e., no Seller shall be held liable for a liability of any other Seller but Sellers shall be liable for any liabilities of Sellers under or in connection with this Agreement only as single debtors (Teilschuldner).

8.6 NO DOUBLE RECOVERY. For the avoidance of doubt, no Party shall be entitled to recover one and the same damage or loss more than once under or in connection with this Agreement.

8.7 SOLE REMEDY. Any claims of Purchasers under or in connection with this Agreement shall be limited to claims against Sellers that can be satisfied by the Holdback Escrow Amount. Purchasers shall in no event be entitled to make any direct claims against any Sellers which will not be covered by the Holdback Escrow Amount. Any liability of Sellers and recourse by Purchasers shall at all times be solely limited to the Holdback Escrow Amount kept by the Escrow Agent in accordance with the Escrow Agreement and not be directed to any of the Sellers.

8.8   MODIFIED REMEDIES FOR TITLE GUARANTEE. In the case of a breach of Section
      6.1.2 (i) or (ii) in respect of the EDH Shares and the Krugg Seller Shares the following specific amendments to Sellers' liability under this Agreement will apply:

      8.8.1 Share Purchasers shall be entitled to claims for specific performance (Erfullung) and consequential damages (Folgeschaden);

      8.8.2 the Liability Cap will not apply, but the aggregate liability of each individual Seller will be limited to the pro rata portion of the Purchase Price attributable to the EDH Shares and the Krugg Seller Shares of each individual Seller;

      8.8.3 the Time Limitation will be extended to a period ending five (5) years as from the Closing Date;

      8.8.4 in the case that the guarantees in Section 6.1.2 (i) or (ii) have been breached in respect of the EDH Shares and the Krugg Seller Shares due to a mere technical or formal problem (e.g., if a notarial deed contains a technical or formal mistake rendering the transfer of title invalid) all Sellers will use their best efforts to cooperate with each other and with Share Purchasers in order to remedy such defect/problem, in particular to ensure that the split of shares and ownership structure set forth in Section 1.1 will be put in place. This clause shall, however, not increase the overall liability of Sellers for a breach of Sections 6.1.2 (i) and (ii) in respect of the EDH Shares and the Krugg Seller Shares as set forth in Section 8.8.2;

      8.8.5 Share Purchasers shall first raise Purchaser Claims against the Holdback Escrow Amount before pursuing any Purchaser Claims against any Sellers directly.

      it being understood that no further rights, other than those expressly set forth in this Section 8.8, in particular no further rights of withdrawal, will be conferred on Share Purchasers.

8.9 TREATMENT OF HOLDBACK ESCROW AMOUNT. In view of Sellers' separate liability (teilschuldnerische Haftung) as set forth in Section 8.5, the sole remedy principles set forth in Section 8.7 as well as the modified remedies for title guarantees set forth in Section 8.8 and for the avoidance of doubt, the Parties agree that the Holdback Escrow Amount will not be available to Purchasers as a whole but only in the relevant liability portions set forth in Section 8.5, i.e., the Holdback Escrow Amount of EUR 10,000,000 (in words: Euro ten million) will only be paid into one single account for practicality reasons, but not for reasons of joint liability, so that for purposes of any Purchaser Claim the Holdback Escrow Amount will be separated into 45 different and separate portions reflecting the pro-rata amount of the Purchase Price attributable to Sellers ("PRO-RATA ESCROW AMOUNT"), so that in no event whatsoever, one Seller would ever be jointly liable for any liability of another Seller or for more than the portion of his part of the liability set forth in
      Section 8.5. However, if the Pro-rata Escrow Amount is already used up by Purchaser Claims based on a breach of Section 6.1.2 (i) or (ii) in respect of the EDH Shares or the Krugg Seller Shares or other Purchaser Claims, the liability of the relevant Seller will not be limited to the Pro-rata Escrow Amount, but be increased by the amount of the Pro-rata Escrow Amount which has already been used to satisfy Purchaser Claims based on a breach of Section 6.1.2 (i) or (ii) in respect of the EDH Shares or the Krugg Seller Shares.

      Example: If the portion of the Holdback Escrow Amount attributable to Seller 25 was EUR 200,000 and the relevant share sold by Seller 25 under this Agreement is affected by a title defect triggering a liability of EUR 300,000, Purchasers can only claim EUR 200,000 against the Holdback Escrow Amount and the remaining EUR 100,000 from Seller 25 directly but only up to the portion of the Purchase Price attributable to Seller 25. However, if thereafter another general guarantee set forth in Section 6 is breached triggering a liability of EUR 1,000,000, Purchasers will only be able to claim against the Escrow Account the amount recoverable from all Sellers other than Seller 25, as the relevant portion of the Holdback Escrow Amount attributable to Seller 25 has already been used up, so that the remaining liability for all other shareholders will be limited to the amount of EUR 1,000,000 less a percentage equal to the percentage of the Holdback Escrow Amount attributable to Seller 25. The remaining amount up to EUR 200,000 can, however, be claimed directly from the relevant Seller 25.

                                    SECTION 9
                   EXPIRATION OF CLAIMS / LIMITATION OF CLAIMS

9.1 TIME LIMITATIONS. All claims of Purchasers arising under or in connection with this Agreement shall be time-barred on 30 April 2005 except for claims of Purchasers pursuant to Section 8.8 or for claims of Purchasers arising as a result of wilful, fraudulent or intentional breaches of Sellers' obligations under this Agreement which shall be time barred in accordance with the statutory rules in Sections 195, 199 German Civil Code ("TIME LIMITATIONS").

9.2 EXCLUSION OF STATUTORY LIMITATION RULES. To the extent legally permissible Sections 203 and 209 German Civil Code shall not apply. Any limitation period pursuant to this Agreement shall be interrupted only in the event that a statement of claims is filed with the arbitral tribunal or competent court, as the case may be, within the relevant Time Limitations.

9.3 DE MINIMIS AND BASKET. Sellers shall only be liable under or in connection with this Agreement if and to the extent that: (i) the amount recoverable under this Agreement with respect to the individual claim made exceeds EUR 100,000 (in words: Euro one hundred thousand) ("DE MINIMIS AMOUNT") provided, however, that claims which are based on factually coherent matters (auf demselben Lebenssachverhalt beruhend) can be aggregated and
      (ii) the aggregate amount recoverable under this Agreement with regard to all claims made (excluding claims which do not exceed the De Minimis Amount in the individual case) exceeds EUR 1,250,000 (in words: Euro one million two hundred fifty thousand) ("BASKET") i.e., only if both the De Minimis Amount and the Basket are exceeded, Sellers shall be liable under this Agreement in the full amount, subject to the other provisions of this
      Section 9. The Parties agree that the terms Material Adverse Effect, material or any similar materiality qualifier in any of the guarantees in
      Section 6 will be disregarded for purposes of determining of whether or not the De Minimis Amount and the Basket are exceeded or reached, as the case may be.

9.4 LIABILITY CAP. Subject to Section 8.8.2, the aggregate liability of Sellers for any possible claims under and in connection with this Agreement shall not exceed EUR 10,000,000 (in words: Euro ten million) ("LIABILITY CAP"), which will be covered by the Holdback Escrow Amount and cannot be directly claimed from any of the Sellers.

9.5 EXCLUSION OF STATUTORY RIGHTS. The Parties agree that the remedies which Purchasers, or any of the Companies, may have against Sellers for breach of obligations set forth in this Agreement are solely governed by this Agreement, and the remedies provided for in this Agreement shall be the exclusive remedies available to Purchasers or the Companies. Apart from the rights of Purchasers under Section 5 above (i) any right of

      Purchasers to withdraw (zurucktreten) from this Agreement or to require the winding up of the Transaction (e.g. by way of gro(beta)er Schadensersatz or Schadenersatz statt der Leistung), (ii) any claims for breach of pre-contractual obligations (culpa in contrahendo, including claims arising under Sections 241 Subsec. 2, 311 Subsec. 2 (3) German Civil Code) or ancillary obligations (positive Forderungsverletzung, including to claims arising under Sections 280, 282 German Civil Code),
      (iii) frustration of contract pursuant to Section 313 German Civil Code (Storung der Geschaftsgrundlage), (iv) all remedies of Purchaser for defects of the Sold Assets under Sections 437 through 441 German Civil Code and (v) any and all other statutory rights and remedies, if any, are hereby expressly excluded and waived by Purchasers, except for claims for wilful deceit (arglistige Tauschung) and other intentional breach of contract (vorsatzliche Vertragsverletzungen). The Parties agree that Sellers' Guarantees are only designed for the specific remedies of Purchasers set forth in Section 6 above and the restrictions contained in this Section 9 and that Sellers' Guarantees shall not serve to provide Purchasers with any other claims than those set forth in this Agreement. The Parties further agree that under no circumstances shall Sellers' Guarantees be construed as representations of Sellers with respect to the quality of the purchase object within the meaning of Sections 276 Subsec. 1, 443 German Civil Code (Garantie fur die Beschaffenheit der Sache) and therefore, Purchaser explicitly waives the application of Section 444 German Civil Code.

                                   SECTION 10
                                SELLERS' COVENANT

SELLERS' COVENANT. Except as set forth in Exhibit 10, during the period between the Reference Date and the Closing Date and to the extent legally permissible,

10.1 Sellers shall use all reasonable efforts to ensure that the Companies shall (i) preserve their material customer relationships, (ii) preserve the Material Assets in good working condition, reasonable wear and tear excepted.

10.2 Sellers shall undertake and procure that the Companies shall (i) keep the existing insurance for the EDH Dental Business in place, (ii) maintain accounting procedures consistent with past practice and (iii) maintain inventory holding levels substantially consistent with past practice.

10.3 Sellers shall undertake and procure that the Companies shall conduct the EDH Dental Business in the ordinary course of business and not, except in the ordinary course of business and consistent with past practice, (i) adopt any material change in the articles of association of the Companies,
      (ii) make any dividend payments or other distributions of such kind to Sellers or Affiliates of Sellers, (iii) allot, issue, redeem or

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                                       52

      repurchase any shares of the Companies, (iv) merge or consolidate with any other person (other than the Companies), (v) make any material capital expenditure (i.e. exceeding an amount of EUR 2,000,000) (in words: Euro two million) (unless reflected in the business plan of the EDH Group which has been disclosed to Purchaser), (vi) enter into any agreements exceeding a contract value of EUR 500,000 (in words: Euro five hundred thousand) or with onerous terms, (vi) cancel or waive any claims or rights of a value exceeding in the individual case EUR 500,000 (in words: Euro five hundred thousand), (vii) enter into any agreement or arrangement with Sellers or an Affiliate with Sellers not at arm's length terms, (viii) commence any litigation with a dispute value (Streitwert) in excess of EUR 250,000 (in words: Euro two hundred fifty thousand), (ix) shorten or lengthen the customary payment cycles for any receivables or payables, (x) acquire or dispose of any material business or (xi) agree in writing to do any of the foregoing, provided however, that Sellers and any of the Companies may enter into bonus agreements with any of the Companies' employees and/or any of their managing directors in an aggregate maximum amount of EUR 1,077,000 (in words: Euro one million seventy seven thousand), which amounts shall be borne by the Companies and are already reflected in the Purchase Price ("STAY BONUS ARRANGEMENTS").

                                   SECTION 11

                           [INTENTIONALLY LEFT BLANK.]

                                   SECTION 12
   RESTRICTION OF ANNOUNCEMENT / STAY BONUS / COOPERATION / CONFIDENTIALITY /
    NON-COMPETITION AND NON-SOLICITATION / PARENT LIABILITY / JOINT PURCHASER
                                   LIABILITY

12.1 RESTRICTIONS OF ANNOUNCEMENTS. Each of the Parties undertakes that prior to the Closing Date it will not make an announcement in connection with this Agreement unless required by applicable mandatory law or stock exchange regulations or the other Party hereto has given its consent to such announcement in writing, including the form of such announcement, which consents may not be unreasonably withheld and may be subject to conditions. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable mandatory laws, in particular any applicable stock exchange regulations, the Party being concerned shall not disclose any such information without prior consultation with the other Party.

12.2 STAY BONUS. Purchasers acknowledge the Stay Bonus Arrangements (as defined in Section 10.3) made or to be made to certain of the managing directors and/or employees of the EDH Group. If and to the extent that the Stay Bonus Arrangements should not have been validly made by any of the Companies, Purchasers agrees to provide for such payments to be effected in its own name as if such promises had been validly made by Purchaser itself under full discharge of the original debtors.

12.3 COOPERATION. Upon and after the Closing Date, Sellers and Purchasers shall each use their reasonable best efforts to execute and deliver or procure to be done, executed and delivered all such further acts, deeds, documents, instruments of conveyance, assignment and transfer and things as may be reasonably necessary to implement the terms of this Agreement.

12.4 CONFIDENTIALITY. The Parties agree to keep strictly confidential any information obtained by them in connection with the negotiation and conclusion of this Agreement with respect to the respective other party and its Affiliates unless otherwise agreed in writing between the Parties or required by applicable law.

12.5 CONFIDENTIALITY WAIVER. Each Party authorises every other Party (and each employee, representative or other agent of every other Party) to disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party related to such tax treatment and tax structure.

12.6 NON-COMPETITION/ NON-SOLICITATION MAUSER AND FARK. Mr. Gotz Mauser and Mr. Martin Fark of Permira Beteiligungsberatung GmbH have entered into the non-competition and non-solicitation agreement with Purchaser attached hereto as Exhibit 12.6 ("NON-COMPETITION / NON-SOLICITATION AGREEMENT"). The Parties expressly agree that none of the Sellers shall be subject to any kind of non-competition obligation or non-solicitation obligation with respect to any employees / managing directors of any of the Companies.

      Sellers will reimburse all reasonable costs incurred by Gotz Mauser and Martin Fark under or in connection with the Non-competition / Non-solicitation Agreement, including in particular any reasonable lawyer's fees for defending any claims raised by Purchaser against Gotz Mauser and Martin Fark, to the extent such claims are not validly based on wilful misconduct on the part of Gotz Mauser and Martin Fark. This obligation shall constitute an agreement for the benefit of third parties (echte Vereinbarung zugunsten Dritter) within the meaning of Section 328 of the German Civil Code. No obligations shall attach to Purchasers in respect of Gotz Mauser and Martin Fark.

12.7 PARENT LIABILITY. Henry Schein will be jointly liable for any and all obligations of Purchaser under or in connection with this Agreement, even in case of a transfer of rights and obligations pursuant to Section 14.4.

12.8 JOINT PURCHASERS' LIABILITY. All Purchasers will be jointly liable for any and all obligations of any Purchaser under or in connection with this Agreement, even in case of a transfer of rights and obligations pursuant to Section 14.4.

                                   SECTION 13
                          NOTICES / EXERCISE OF RIGHTS

13.1. NOTICES. All notices and other communications hereunder shall be made in writing and shall be delivered or sent by registered mail or courier to the addresses below or to such other addresses which may be specified by any Party to the other Parties in the future in writing:

      If to Sellers:

      Freshfields Bruckhaus Deringer
      Dr. Andreas von Werder
      Taunusanlage 11
      60329 Frankfurt am Main
      Germany

      with a copy to:

      Clifford Chance
      Volker Kullmann
      Theresienstrasse 4-6
      80333 Munich
      Germany

      If to Purchaser:

      Henry Schein, Inc.
      Attn.: General Counsel
      135 Duryea Road
      Melville, New York 11747
      USA
      with a copy to:

      Baker & McKenzie
      Attn.: Dr. Bernd R. Mayer
      Neuer Zollhof 3
      40221 Dusseldorf
      Germany

13.2 EXERCISE OF RIGHTS. Any statements, declarations and notices of Sellers under or in connection with this Agreement as well as the Escrow Agreement may be validly made or given only by Dr. Volker Kullmann (with the address set forth in Section 13.1) on behalf of all Sellers and Sellers hereby authorize Dr. Volker Kullmann (with the address set forth in Section 13.1) to act in their name and on their behalf in making such statements, declarations and giving such notices. The same shall apply to the exercise of any rights by Sellers under or in connection with this Agreement.

13.3 SETTLEMENT OF PURCHASER CLAIMS. Sellers hereby appoint Dr. Volker Kullmann (with the address set forth in Section 13.1) ("APPOINTEE") to act in their name and on their behalf to negotiate, accept, compromise, admit to settle any Purchaser Claims arising out of or in connection with this Agreement, provided that this Section shall only apply (a) to Purchaser Claims other than in respect of a breach of Sections 6.1.2 (i) and (ii), unless the relevant defect on which the Purchaser Claims is based extends to all Shareholders, and (b) to Purchaser Claims in respect of which the Time Limitations have not yet expired, it being understood that in respect of Purchaser Claims based on a breach of Sections 6.1.2 (i) and (ii) and extending to all Sellers (as set forth in Section 13.3 (a)), the Time Limitations of Section 9.1 (and not the extended time limitation set forth in Section 8.8.3) will apply for purposes of this Section 13.3 (b). Any termination of such appointment is valid only if (a) made in writing and
      (b) if at the same time a new appointee is notified to the Purchaser. Sellers will pay to the Appointee all reasonable fees for Appointee's services and expenses incurred by Appointee. This obligation shall constitute an agreement for the benefit of third parties (echte Vereinbarung zugunsten Dritter) within the meaning of Section 328 of the German Civil Code. Any liability of the Appointee shall be limited to gross negligence (grobe Fahrlassigkeit) and wilful misconduct (Vorsatz) only.

                                   SECTION 14
                                  MISCELLANEOUS

14.1 FEES / COSTS / EXPENSES. All expenses, costs, fees and charges in connection with the Transactions including legal services, shall be borne by the Party commissioning the respective costs, fees and charges, in particular, the Companies shall not bear any costs for lawyers, accountants, investment bankers and other advisors advising Sellers' in relation to the Transaction to the extent not already paid before the Economic Transfer Date. All notarial fees incurred with the notarisation of this Agreement and the agreements to be executed to implement the Transactions as well as all official fees charged by the cartel authorities in connection with the merger clearances required under this Agreement shall be borne by Purchasers. Purchasers shall also be responsible for the payment of any sales, transfer or stamp taxes, or other similar charges, payable by reason of the Transaction.

14.2 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to this Agreement constitute an integral part of this Agreement and any reference to this Agreement includes this Agreement and its Exhibits as a whole. The disclosure of, or reference to, any matter in this Agreement (including any Exhibit and Schedule thereto) shall be deemed to be a disclosure.

14.3 ENTIRE AGREEMENT. This Agreement (including all Exhibits and Schedules hereto) comprises the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces all oral and written declarations of intention made by the Parties in connection with the contractual negotiations except for the Confidentiality Agreement dated 11 September 2003. Changes or amendments to this Agreement (including this Section 14.3) must be made in writing by the Parties or in any other legally required form, if so required.

14.4 NO ASSIGNMENT. No Party shall be entitled to assign any rights, obligations or claims under this Agreement without the prior written consent of the other Party provided that the Purchasers may assign all rights and obligations under this Agreement to an Affiliate of the Purchasers without the express consent of the Sellers which is hereby granted, provided however that Purchasers will in any event remain jointly liable for all obligations of the relevant assignee under and in connection with this Agreement.

14.5 INTEREST DAYS. Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 365.

14.6 BUSINESS DAYS. "BUSINESS DAYS" shall be the days on which banks are open for business in Frankfurt am Main, Germany.

14.7 NO THIRD PARTY RIGHTS. This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

14.8 HEADINGS. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement; where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

14.9 SET-OFF / RETENTION. No Party, except as provided otherwise herein, shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims the other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zuruckbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zuruckbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party/Parties or have been confirmed by final decision of a competent court (Gericht) or arbitration court (Schiedsgericht).

14.10 GOVERNING LAW / ARBITRATION. This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, excluding the principles of conflicts of laws and the UN Convention on the Sale of Goods. All disputes arising under or in connection with this Agreement or its validity shall be finally settled in accordance with the arbitration rules set forth in Section 15.

14.11 SEVERABILITY. In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be effected thereby. In such case, the Parties hereto agree to recognise and give effect to such valid and enforceable provision or provisions which correspond as closely as possible to the commercial intent of the Parties. The same shall apply in the event that the Agreement contains any loopholes (Vertragslucken).

14.12 EURO. Any reference to EUR shall mean Euro, the currency of the European Union. For the purpose of any disclosure thresholds in the representations and warranties, such reference shall include the equivalent in any foreign currency at the exchange rate officially determined in Frankfurt am Main, Germany, on the Signing Date.

14.13 INTERPRETATIONS. Words such as "hereof" or "hereunder" refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term "including" shall mean "including, without limitation" and the term "in particular" shall mean "in particular, without limitation".

                                   SECTION 15
                             ARBITRATION PROCEEDINGS

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                                       58

15.1 COMPETENCE OF THE ARBITRAL TRIBUNAL. All disputes arising out of or in connection with the Share Purchase Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution for Arbitration e.V. ("DIS RULES") without recourse to the ordinary courts of law. Where this Section 15 deviates from the DIS Rules, this Section 15 shall prevail; where this Section 15 is silent, the DIS Rules apply.

15.2 PLACE AND LANGUAGE OF THE ARBITRATION. The place of arbitration is Zurich/Switzerland. The language of the arbitration proceedings is English. However, no party shall be obliged to submit translations of documents drafted in the German language.

15.3 APPLICABLE LAW. The arbitral tribunal ("ARBITRAL TRIBUNAL") shall apply the substantive law as provided in this Agreement.

15.4 COMPOSITION OF THE ARBITRAL TRIBUNAL. The Arbitral Tribunal shall consist of three arbitrators:

      15.4.1 if there are only two parties to the arbitration proceedings, each party shall nominate one arbitrator. The two arbitrators nominate a chairman of the Arbitral Tribunal;

      15.4.2 several claimants shall nominate one arbitrator jointly; several respondents shall nominate one arbitrator jointly;

      15.4.3 if the arbitration proceedings are not brought by all Sellers or Purchasers against all Purchasers or Sellers, respectively, the claimant(s) shall notify all other Parties of the submission of the statement of claim by registered mail including a copy of such statement of claim and request that those of them who wish to join the arbitration proceedings declare such joining and whether they wish to join on the claimants' or respondents' side, by registered mail to the parties to the arbitration proceedings (with a copy to the DIS and with advance fax to all recipients) within two weeks of receipt. Claimant(s) and respondent(s) will not nominate arbitrators before the elapse of the above two week period, at the earliest three weeks from the dispatching of the last of such notifications by the claimant(s). Parties who declare their joining to the arbitration proceedings prior to the expiration of this deadline have to nominate an arbitrator jointly with the party or parties on whose side they join.

15.5 SUBSEQUENT JOINING. Parties who have not joined the arbitration proceedings within the deadline provided under Section 15.4.3 do not take part in the arbitration proceedings. However, they remain entitled to join the arbitration proceedings on the side of

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                                       59

      either claimant(s) or respondent(s). In case of a subsequent joining, they have to accept the composition of the Arbitral Tribunal and the state of the proceedings at the time of their joining.

15.6 REIMBURSEMENT OF ATTORNEYS' FEES. Several claimants and respondents as well as Parties joining the arbitration proceedings on either side shall appoint the same attorney to act for them in the proceedings. If several claimants or respondents cannot agree on joint representation by the same attorney, they shall - if they prevail in the arbitration - only be jointly entitled to reimbursement of attorneys' fees in the amount of fees they would have incurred in case of joint representation. A joining Party who appoints a different attorney shall not be entitled to reimbursement of attorneys' fees. This does not apply in case the attorney acting for the party on whose side the joining Party intends to join the arbitration proceedings is prevented from acting for such joining Party due to a conflict of interest as defined by mandatory German bar rules. In such case, the joining Contract Party will be entitled to full reimbursement of its attorneys' fees.

15.7 PROCEDURAL ACTS OF JOINING PARTY. A Party joining the arbitration proceedings may bring factual submissions in support of or in defence against a claim and other procedural acts insofar as such declarations or acts do not contradict declarations or acts of the party or parties on whose side such Party joined.

15.8 BINDING EFFECT OF AWARD. The Arbitral Tribunal's findings of facts and law, that do not exclusively concern the relationship between one or several claimants on the one hand and one or several respondents on the other hand, but also establish a basis for claims in relation between other Parties, become binding on all Parties properly notified of the initiation of the arbitration proceedings regardless of their joining the arbitration proceedings. In subsequent disputes with other Parties, a Party who knew of the initiation of the arbitration proceedings is precluded from relying on the submission that the arbitration proceedings were decided erroneously or that one of the parties to the arbitration proceedings misconducted the proceedings. No Party shall be precluded from relying on grounds to vacate an award in accordance with Sec. 1059 of the German Code of Civil Procedure (ZPO).

15.9 LIMITATION PERIOD. The Parties agree that the initiation of in arbitration proceedings expiration of the Limitation Period interrupts the running of the Limitation Periods in relation to the relevant Purchaser Claim and also all other Parties regardless of whether such other Parties are parties to or join the arbitration proceedings. If Parties not participating in the arbitration proceedings but on whom the award will have a binding effect pursuant to Section 15.8, the limitation period is interrupted (gehemmt) from the initiation of the arbitration proceedings until four (4) months after receipt of the award by registered mail. The same applies if the arbitration proceedings are

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                                       60

      terminated by order of the arbitral tribunal or by the DIS Secretariat in accordance with Sec. 39 of the DIS Rules.

                                   SECTION 16
                  EXHIBITS / DISCLOSURE SCHEDULES / DEFINITIONS

16.1  EXHIBITS / DISCLOSURE SCHEDULES

Exhibit A                    Corporate Chart
Exhibit 3.3                  Consent for Transfer of Shareholder Loans
Exhibit 4.3                  Purchase Price Allocation
Exhibit 5.4.9                Assignment of EDH Shares
Exhibit 5.4.10               Assignment of Krugg Seller Share
Exhibit 5.4.11               Transfer of Shareholder Loans
Exhibit 6.1                  Sellers,Guarantees
Exhibit 6.1 (iv)             Sellers' Knowledge
Schedule 6.1.2               Ownership of Shares
Schedule 6.1.3               Articles of Association and By-laws
Schedule 6.1.4               Supervisory and Advisory Boards
Schedule 6.1.6               Affiliates/Enterprise Agreements
Schedule 6.1.8               Intellectual Property Rights
Schedule 6.1.9               Insurances
Schedule 6.1.10              Material Assets
Schedule 6.1.11              Material Agreements
Schedule 6.1.12              Governmental Approval, Licences and Permits
Schedule 6.1.13              Litigation
Schedule 6.1.14              Shop Agreements
Schedule 6.1.15              Labor Strikes and Violation of Laws
Schedule 6.1.16              Tax Matters
Schedule 6.1.17              Financial Statements 2002 and 2003
Schedule 6.1.18              Material Adverse Changes
Schedule 6.1.19              Dealings with Sirona Group
Exhibit 8.3.5                Data Room Index
Exhibit 8.3.5 (ii)           Written Answers to Information Requests
Exhibit 12.2                 Stay Bonus
Exhibit 12.6                 Non-competition / Non-solicitation Agreement
Exhibit 14.10                Arbitration Agreement

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                                       61

16.2  DEFINITIONS

The capitalized terms used in this agreement are defined in the following Sections and clauses:

Agreement                                      Preamble B
Affiliates                                     Section 6.1.6
Assumed Bank Debt                              Section 2.4
Bank Debt                                      Section 2.2.4
Basket                                         Section 9.3
Beneficiaries                                  Section 11
Business Days                                  Section 14.6
Closing                                        Section 5.4
Closing Actions                                Section 5.4
Closing Condition                              Section 5.2
Closing Date                                   Section 5.1.3
Closing Date                                   Section 5.4
Companies                                      Section 1.4
Company                                        Section 1.4
De Minimis Amount                              Section 9.3
Debt Assumption Request                        Section 2.4
Demedis                                        Preamble C
Demedis Group                                  Preamble C
Demedis Call Option Agreement                  Preamble C
DentraNet                                      Section 1.3.3
DentraNet Share                                Section 1.3.3
Direct Shares                                  Section 1.3.3
Direct Subsidiary                              Section 1.3.3
Direct Subsidiaries                            Section 1.3.3
Down Payment                                   Section 4.3a
Down Payment Date                              Section 4.3a
Down Payment Escrow Amount                     Section 4.3.a
Economic Transfer Date                         Section 5.1.1
EDH                                            Preamble A
EDH Dental Business                            Preamble A
EDH Group                                      Preamble A
EDH Sellers                                    Preamble 1.
EDH Senior Facility                            Section 2.2.1
EDH Senior Facility Agreement                  Section 2.2.1
EDH Senior Facility Amount                     Section 2.2.1

EDH Senior Facility Repayment Amount           Section 2.3.1
EDH Senior Lenders                             Section 2.2.1
EDH Senior Lenders' Account                    Section 5.4.2
EDH Share                                      Section 1.1
Environmental Laws                             Section 6.1.23
Environmental Investigation                    Section 6.1.23
Escrow Account                                 Section 5.4.2
Escrow Agent                                   Section 4.6
Escrow Agreement                               Section 4.10

Financial Statements 2002 and 2003             Section 6.1.17
Guarantee Confirmation                         Section 5.4.17
GWB-Filing                                     Section 5.2.1
Holdback Escrow Amount                         Section 4.2
Indirect Shares                                Section 1.4
Indirect Subsidiaries                          Section 1.4
Intellectual Property Rights                   Section 6.1.8
Payment Amount                                 Section 4.2
IT                                             Section 6.1.8
Key Employees                                  Section 6.1.23
Krugg                                          Section 1.2
Krugg Facilities                               Section 2.2.5
Krugg Facility Agreements                      Section 2.2.5
Krugg Facility Amount                          Section 2.2.5
Krugg Facility Repayment Amount                Section 2.3.5
Krugg Lenders                                  Section 2.2.5
Krugg Lenders' Account                         Section 5.4.6
Krugg Seller                                   Preamble 2.
Krugg Seller Shares                            Section 1.2
Krugg Share Pledge                             Section 5.9
Krugg Share Pledge Agreement                   Section 5.9.6
Krugg Share Transfer                           Section 5.9.4
Krugg Share Transfer Date                      Section 5.9 6
Liability Cap                                  Section 9.4
M + W Beteiligung                              Section 1.3.1
M + W Beteiligung Share                        Section 1.3.1
M + W KG                                       Section 1.4.1 (ii)

M + W Verwaltung                               Section 1.4.1 (i)
MAC                                            Section 5.5.3
MAC Withdrawal                                 Section 5.5.2 (i)
Material Adverse Effect                        Section 6.1 (vii)
Material Agreements                            Section 6.1.11
Material Assets                                Section 6.1.10
Material Permits                               Section 6.1.12
Mezzanine Facility I                           Section 2.2.2
Mezzanine Facility II                          Section 2.2.3
Mezzanine Facility III                         Section 2.2.4
Mezzanine Facility Amount I                    Section 2.2.2
Mezzanine Facility Amount II                   Section 2.2.3
Mezzanine Facility Amount III                  Section 2.2.4
Mezzanine Facility I Repayment Amount          Section 2.3.2
Mezzanine Facility II Repayment Amount         Section 2.3.3
Mezzanine Facility III Repayment Amount        Section 2.3.4
Mezzanine Lender I                             Section 2.2.2
Mezzanine Lender II                            Section 2.2.3
Mezzanine I Lender's Account                   Section 5.4.3
Mezzanine II Lender's Account                  Section 5.4.4
Mezzanine Loan Agreement I                     Section 2.2.2
Mezzanine Loan Agreement II                    Section 2.2.3
Mezzanine Loan Agreement III                   Section 2.2.4
Net Equity                                     Section 5.5.1 (i) (a)
Non-competition / Non-solicitation Agreement   Section 12.6
Non MAC Withdrawal                             Section 5.5.2 (ii)
Parties                                        Preamble
Party                                          Preamble
Payment Guarantee                              Section 4.12
Pension Commitments                            Section 6.1.23
Pro-rata Escrow Amount                         Section 8.9
Purchase Price                                 Section 4.1
Purchase Price Interest                        Section 4.3
Purchaser                                      Preamble
Purchaser Claim                                Section 8.2
Reference Date                                 Section 5.1.4

Seller                                         Preamble 3.
Sellers                                        Preamble 3.
Sellers' Account                               Section 4.7
Sellers' Knowledge                             Section 6.1 (vi)
Sellers' Knowledge Individuals                 Section 6.1. (vi)
Shareholder Lenders                            Section 2.2
Shareholder Loan Agreement                     Section 2.1
Shareholder Loans                              Section 2.1
Shares                                         Section 1.4
Signing Date                                   Section 5.1.2
Sold Assets                                    Section 3.1
Sustainable Operating Profits                  Section 5.5.1 (ii)
Taxes                                          Section 6.1.16

Third Party Claim                              Section 8.4
Tax Returns                                    Section 8.3.8 (iv)
Time Limitations                               Section 9.1
Transaction                                    Section 5.2